As filed with the Securities and Exchange Commission on May 17, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Gol Linhas Aéreas Inteligentes S.A.
(Exact name of Registrant as specified in its charter)

Gol Intelligent Airlines Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

 Rua Tamoios 246
Jardim Aeroporto
04630-000 São Paulo, São Paulo
Federative Republic of Brazil
Attention: Investor Relations Department
(+55 11 5033-4224)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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     Puglisi & Associates
850 Library Avenue, Suite 204
P.O Box 885
Newark, Delaware
(302-738-6680)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________
With copies to:

Andrew B. Jánszky, Esq.	Manuel Garciadiaz, Esq.
Shearman & Sterling LLP	Davis Polk & Wardwell
Av. Brig. Faria Lima, 3400	450 Lexington Avenue
04538 132 São Paulo, Brazil	New York, NY 10017

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Convertible Senior Notes due 2026	US$115,000,000 (1)	100%	US$115,000,000	US$12,305

Non-voting preferred shares, without par value (3)	(4)	(4)	(4)	(5)

(1)	Includes US$15,000,000 principal amount of notes to cover over-allotments.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(3)
The preferred shares are represented by American Depositary Shares (“ADS”). Each ADS represents one preferred share. A separate Registration Statement on Form F-6 (File No. 333-116181) was filed on June 4, 2004 and declared effective on June 23, 2004, regarding the registration of ADSs evidenced by the American Depositary Receipts issuable upon conversion of the notes registered hereby.

(4)
Includes preferred shares underlying the ADSs issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, the number of preferred shares registered includes an indeterminate number of preferred shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(5)
Under Rule 457(i) under the Securities Act, there is no additional filing fee payable with respect to the preferred shares underlying the ADSs issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

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     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued                    , 2006

US$100,000,000

% CONVERTIBLE SENIOR NOTES DUE 2026

______________________________

Interest payable on                     and

______________________________

Holders may convert their notes at their option on any day prior to the close of business on the business day immediately preceding the stated maturity date only under the following circumstances: (1) during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter), if the last reported sale price of our American Depositary Shares, or ADSs, for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the applicable conversion price; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our ADSs and the conversion rate on each such day; (3) if the notes have been called for redemption; (4) upon the occurrence of specified corporate transactions or (5) at any time on or after the date that is twelve months prior to                     , 2011 through the business day immediately preceding the stated maturity date. Upon conversion, we will pay, on the third trading day following the last day of the related ten trading-day observation period, an amount in cash equal to the lesser of US$100 and the daily conversion value (as defined herein) for each day in that observation period. If the daily conversion value exceeds US$100, we will also deliver, at our election, cash or ADSs, or a combination of cash and ADSs, in respect of such excess amount. Each ADS currently represents one preferred share.

The initial conversion rate will be                     ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$                    per ADS), subject to adjustment. In addition, if a “fundamental change” (as defined herein) occurs prior to                     , 2011, we will increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change, in certain circumstances.

Holders may require us to repurchase for cash all or part of their notes on                     , 2011,                     , 2016 and                     , 2021 or upon a fundamental change, in each case at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the purchase date.

We may redeem for cash all or part of the notes at any time on or after                     , 2011 at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.

The notes will be our general unsecured senior obligations and effectively subordinated to the indebtedness and other liabilities of our subsidiaries. For a more detailed description of the notes, see “Description of Notes” beginning on page 37.

Concurrently with this offering, we and Fundo de Investimento em Participações Asas, one of our controlling shareholders, are offering up to 14,375,000 preferred shares (in the form of ADSs or preferred shares), and we are offering R$                     principal amount of real-denominated convertible debentures due 2026 in Brazil. The aggregate principal amount of debt securities offered in this offering and the convertible debentures offering will be limited to US$100,000,000, assuming no exercise of the underwriter’s over-allotment option. This offering, the convertible debentures offering and the equity offering are not conditioned on one another.

______________________________

Our ADSs are listed on the New York Stock Exchange under the symbol “GOL,” and our preferred shares are listed on the São Paulo Stock Exchange, or BOVESPA, under the symbol “GOLL4.” On May 15, 2006 the last reported sale price of our ADSs on the New York Stock Exchange was US$35.83 per ADS.

______________________________

Investing in the notes involves risks. See “Risk Factors” beginning on page 21.

______________________________

PRICE                     % AND ACCRUED INTEREST, IF ANY

______________________________

Underwriting
Discounts and
	Price to Public	Commissions	Proceeds to Us

Per note	%	%	%
Total	US$	US$	US$

We have granted the underwriter the right to purchase up to an additional US$15,000,000 principal amount of notes to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on                     , 2006.

______________________________

MORGAN STANLEY

                    , 2006

[Inside Front Cover Art: Graphic (center): Map of Brazil/South America displaying Gol’s current and announced routes of service]

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     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of the notes occurs.

______________________________

     In this prospectus, we use the terms “the Registrant” to refer to Gol Linhas Aéreas Inteligentes S.A., “Gol” to refer to Gol Transportes Aéreos S.A. and “we,” “us” and “our” to refer to the Registrant and Gol together, except where the context requires otherwise. References to “preferred shares” and “ADSs” refer to non-voting preferred shares of the Registrant and American depositary shares representing those preferred shares, respectively, except where the context requires otherwise.

     The phrase “Brazilian government” refers to the federal government of the Federative Republic of Brazil, and the term “Central Bank” refers to the Banco Central do Brasil, or the Central Bank of Brazil. The term “Brazil” refers to the Federative Republic of Brazil. The terms “U.S. dollar” and “U.S. dollars” and the symbol “US$” refer to the legal currency of the United States. The terms “real” and “reais” and the symbol “R$” refer to the legal currency of Brazil. “U.S. GAAP” refers to generally accepted accounting principles in the United States, and “Brazilian GAAP” refers to generally accepted accounting principles in Brazil, which are accounting principles derived from Law No. 6,404 of December 15, 1976, as amended and supplemented, or the Brazilian corporation law and the rules of the CVM.

     This prospectus contains terms relating to operating performance within the airline industry that are defined as follows:

  “Revenue passengers” represents the total number of paying passengers flown on all flight segments.

  “Revenue passenger kilometers” represents the numbers of kilometers flown by revenue passengers.

(i)

  “Available seat kilometers” represents the aircraft seating capacity multiplied by the number of kilometers the seats are flown.

  “Load factor” represents the percentage of aircraft seating capacity that is actually utilized (calculated by dividing revenue passenger kilometers by available seat kilometers).

  “Breakeven load factor” is the passenger load factor that will result in passenger revenues being equal to operating expenses.

  “Aircraft utilization” represents the average number of block hours operated per day per aircraft for the total aircraft fleet.

  “Block hours” refers to the elapsed time between an aircraft’s leaving an airport gate and arriving at an airport gate.

  “Yield per passenger kilometer” represents the average amount one passenger pays to fly one kilometer.

  “Passenger revenue per available seat kilometer” represents passenger revenue divided by available seat kilometers.

  “Operating revenue per available seat kilometer” represents operating revenues divided by available seat kilometers.

  “Average stage length” represents the average number of kilometers flown per flight.

  “Operating expense per available seat kilometer” represents operating expenses divided by available seat kilometers.

     We make statements in this prospectus about our competitive position and market share in, and the market size of, the Brazilian and South American airline industry. We have made these statements on the basis of statistics and other information from third-party sources, governmental agencies or industry or general publications that we believe are reliable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications. All industry and market data contained in this prospectus is based upon the latest publicly available information as of the date of this prospectus.

     Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

     The consolidated financial statements incorporated by reference in this prospectus have been prepared in accordance with U.S. GAAP and reflect our financial condition and results of operations as if the Registrant had been incorporated and held all of the capital stock of Gol, with the exception of five common shares and three preferred shares of Gol held by members of Gol’s board of directors for eligibility purposes, since January 1, 2001. We publish our consolidated financial statements in Brazil in accordance with Brazilian GAAP, which differ in certain significant respects from U.S. GAAP.

     We have translated some of the real amounts contained in this prospectus into U.S. dollars. The rate used to translate such amounts in respect of the year ended December 31, 2005 was R$2.3407 to US$1.00 and at March 31, 2006 was R$2.1724 to US$1.00, which was the commercial rate for the purchase of U.S. dollars in effect as of December 31, 2005, as reported by the Central Bank. The U.S. dollar equivalent information presented in this prospectus is provided solely for convenience of investors and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” in our Annual Report on Form 20-F for the year ended December 31, 2005 for more detailed information regarding the translation of reais into U.S. dollars.

(ii)

     Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriter’s option to purchase up to an additional US$15 million principal amount of notes to cover over-allotments, if any.

     Concurrently to this offering, we are offering real-denominated convertible debentures in Brazil by a prospectus in Portuguese that has been filed with the CVM and that has the same date as this prospectus. This offering is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus. Investors should take this into account when making investment decisions.

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     The Registrant was formed on March 12, 2004 as a sociedade por ações, a stock corporation duly incorporated under the laws of Brazil with unlimited duration. The Registrant is registered with the São Paulo Commercial Registry (Junta Comercial do Estado de São Paulo) under number NIRE 35.300.314.441. Gol was formed on August 1, 2001 as a Brazilian sociedade limitada, and on May 2, 2002, Gol was converted into a sociedade por ações.

(iii)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus and those discussed in our Annual Report on Form 20-F for the year ended December 31, 2005 which is incorporated by reference herein, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

  general economic, political and business conditions in Brazil and in other South American markets we serve;

  management’s expectations and estimates concerning our future financial performance and financing plans and programs;

  our limited operating history;

  our level of fixed obligations;

  our capital expenditure plans;

  inflation and fluctuations in the exchange rate of the real;

  existing and future governmental regulations, including air traffic capacity controls;

  increases in fuel costs, maintenance costs and insurance premiums;

  changes in market prices, customer demand and preferences and competitive conditions;

  cyclical and seasonal fluctuations in our operating results;

  defects or mechanical problems with our aircraft; and

  our ability to successfully implement our growth strategy.

     The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

(iv)

PROSPECTUS SUMMARY

     This summary highlights selected information about us and the notes we are offering. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read this entire prospectus before investing, including “Risk Factors” and our Annual Report on Form 20-F for the year ended December 31, 2005, which is incorporated by reference into this prospectus, and which includes our consolidated financial statements and related notes. See “Presentation of Financial and Other Information” in our Annual Report on Form 20-F for the year ended December 31, 2005 for the information regarding our consolidated financial statements, exchange rates, definitions of technical terms and other introductory matters.

Overview

     We are one of the most profitable low-cost airlines in the world and had net revenues of R$2.7 billion and net income of R$513.2 million for the year ended December 31, 2005 and net revenues of R$0.9 billion and net income of R$179.8 million for the quarter ended March 31, 2006. We are the most profitable low-fare, low-cost airline operating in Brazil providing frequent service on routes connecting all of Brazil’s major cities and selected South American cities. We focus on increasing the growth and profits of our business by popularizing air travel and stimulating and meeting demand for safe, affordable, convenient air travel in Brazil and between Brazil and other South American destinations for both business and leisure passengers. We do this by offering simple, safe and efficient service while having one of the lowest operating costs in the airline industry worldwide. Our long-term business objective is to bring affordable air travel to all significant destinations in South America.

     We have flown over 39 million passengers since beginning operations in 2001 and, according to the DAC, Brazil’s civil aviation authority, our share of the domestic market, based on revenue passenger kilometers, grew from 4.7% in 2001 to 11.8% in 2002, 19.4% in 2003, 22.3% in 2004, 27.3% in 2005 and 28.8% for the first quarter 2006. Our strategy involves not only capturing market share, but increasing the size of the market by attracting new passengers through our low fares and through a variety of payment mechanisms designed to make the purchase of our tickets easier for customers belonging to a much broader income class.

     We began our operations in January 2001 with six single-class Boeing 737-700 Next Generation aircraft serving five cities in Brazil. Currently, we operate 47 single-class Boeing 737 aircraft. We provide frequent service on routes between all of Brazil’s major cities and to international destinations in South America. As of March 31, 2006, we had firm purchase orders with The Boeing Company for 67 737-800 Next Generation aircraft, scheduled for delivery between 2006 and 2012, and we have options to purchase an additional 34 737-800 Next Generation aircraft. Currently, we have 11 firm purchase orders for aircraft deliveries scheduled in 2006, 13 in 2007, 10 in 2008, 11 in 2009, 8 in 2010 and 14 after 2010.

     Our strategy is to offer travelers in Brazil and other South American countries a low-fare transportation alternative that we believe is cost-competitive compared to conventional airline and bus transportation. We have a diversified revenue base, with customers ranging from business passengers traveling between densely populated cities in Brazil, such as São Paulo, Rio de Janeiro and Belo Horizonte, to leisure passengers traveling to destinations throughout Brazil and to our international destinations in Argentina, Bolivia, Paraguay and Uruguay. We carefully evaluate opportunities to continue the growth of our business through increasing the frequency of flights to our existing high-demand markets and adding new routes to overpriced routes in Brazil and to other South American destinations. In 2005, we inaugurated nine new destinations, and since the beginning of 2006 we commenced scheduled services to Santarém in Brazil, Asunción in Paraguay, Montevideo in Uruguay and Rosario and Cordoba in Argentina, increasing the total number of destinations served to 50 (44 in Brazil, three in Argentina and one each in Bolivia, Paraguay and Uruguay). We intend to further expand our service to international destinations in South America.

     Our affordable, reliable and simple service and our focus on markets that were either underserved or did not have a lower-fare alternative has led to a strong awareness of our brand and a rapid increase in our market share. We offer a simplified product to our customers with single-class seating and a light snack and beverage service. Generally, our low operating costs allow us to set our fares at levels significantly lower than the average fares of our primary competitors. This approach has helped us win customer loyalty and in certain markets to stimulate demand by attracting new customers who previously used other means of travel or traveled less often due to price sensitivity. We have kept our operating costs low principally by maintaining a simplified product, a highly productive aircraft fleet and route network and one of the newest aircraft fleets in the industry, which reduces maintenance and fuel costs.

     We deploy aircraft in a highly efficient manner to maintain industry leading aircraft utilization, and concentrate heavily upon internet-based distribution channels and sales. The strong promotion of internet-based distribution channels and sales is an integral element of our low cost structure and efficiency and has made us one of the largest and leading e-commerce businesses in Brazil with more than 80% of our total sales of passenger tickets sold over the internet in 2005. We believe we effectively employ technology to make our operations more efficient, using real time sales and operating information, internet based sales and ticketless traveling, advanced yield management systems and intelligent outsourcing.

     We have developed an innovative company culture that is supported by a highly motivated and streamlined workforce. Members of our senior management team have an average of approximately 20 years of experience in the domestic and international passenger transportation industries, and we have been able to draw upon this extensive experience to develop and strengthen our low-cost operating structure.

     Our emphasis on controlling costs and yield management has given us flexibility in setting our fares to achieve a balance between our load factors and yields that we believe will generate the highest profitability for us. During 2005, when the airline industry globally was suffering from historically high fuel prices, we generated net income of R$513.2 million. Our profitable results in 2005 were due largely to the economies of scale from the growth of our business and having a cost per available seat kilometer on a stage length adjusted basis that was approximately 22% lower on than that of our closest competitor in the domestic market, based upon our analysis of publicly available data. By incorporating into our fleet 67 new Boeing 737-800 Next Generation aircraft with increased seat capacity through 2012, we believe that we will be able to more efficiently use the airport slots available to us and to further reduce our costs per seat kilometer.

     Our operating model is based on a highly integrated, multiple-stop route network that is a variation on the point-to-point model used by other successful low-cost carriers worldwide. The high level of integration of flights at selected airports permits us to offer frequent, non-stop flights at low fares between Brazil’s most important economic centers and ample interconnections through our network linking city pairs through a combination of two or more flights with little connecting or stop-over time. Our network also allows us to increase our load factors on our strongest city pair routes by using the airports in those cities to connect our customers onwards to their final destinations. This strategy increases our load factor by attracting customers traveling to secondary markets who prefer to pay lower fares even if this means making one or more stops before reaching their final destination. Finally, our operating model allows us to build our flight routes to add destinations to cities that would not, individually, be feasible to serve in the traditional point-to-point model, but that are feasible to serve when simply added as additional points on our multiple-stop flight network. We do this by offering low-fare early-bird or night flights to lower-traffic destinations, which are usually the first or last stops on our routes, allowing us to increase our aircraft utilization and generate additional revenues.

     We believe that our operating model, when combined with our low fares and reliable service, stimulates demand for air travel, and helped us to achieve a load factor for domestic flights of 73.5% in 2005 and 70.6% in the first quarter of 2006, which is higher than those of our two largest Brazilian competitors in the same period, according to the DAC. The interconnectivity of our route network also resulted in approximately one-half of our passengers making connections or stops while traveling to their final destination. In the first three months of 2006, we maintained high standards of operating efficiency and customer satisfaction, completing 96% of our scheduled flights, with on-time performance of 99%, based on internal data.

     As shown in the table below, we are one of the lowest cost providers of passenger air transportation in South America, and one of the lowest cost airlines in the world. Our low costs have helped us to become the most profitable airline in South America and one of the most profitable low-cost carriers in the world, based on results of operations for the fiscal year ended December 31, 2005. The table below is information about key performance indicators for select leading low-cost carriers worldwide and other South American carriers:

	Operating Income	Net Income (Loss)	Operating	Net Income	Stage Length
Company	(in Millions of US$)	(in Millions of US$)	Margin	Margin	adjusted

					CASK (in US$ cents)*

Publicly traded Low-cost carriers:

Air Asia(1)	41.1	32.2	20.1%	15.7%	NA
EasyJet(2)	86.2	75.4	3.6%	3.2%	8.1
Gol(3)	265.5	219.3	23.3%	19.2%	6.6
Jet Blue(4)	47.6	(20.3)	2.8%	(1.2)%	7.6
Ryanair(5)	456.9	372.2	23.5%	19.1%	NA
Southwest(4)	820.0	548.0	10.8%	7.2%	5.8
Publicly traded Latin American carriers:

Copa(4)	105.5	82.7	17.3%	13.6%	NA
LAN(6)	141.6	146.6	5.7%	5.8%	NA
TAM(3)	261.4	182.2	10.9%	7.6%	8.5
Varig(7)	(41.8)	(630.9)	(1.5%)	(22.2)%	13.2
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* In accordance with industry practice, stage-length operating expense per available seat kilometer, or CASK, adjusted is calculated as follows: Company avg. stage length / GOL avg. stage length) 0.5) x Company CASK.

(1)	Malaysian GAAP figures for the twelve months ending December 31, 2005. Based on a US Dollar/Malaysian Ringitt exchange rate of 0.2641 as of December 30, 2005.
(2)	UK GAAP figures for the fiscal year ending September 30, 2005. Based on a US Dollar/British Pound exchange rate of 1.7691 as of September 30, 2005.
(3)	U.S. GAAP figures for the fiscal year ending December 31, 2005. Based on a US Dollar/ Brazilian Real exchange rate of 0.4272 as of December 30, 2005.
(4)	U.S. GAAP figures for the fiscal year ended December 31, 2005.
(5)	IFRS figures for the twelve months ending December 31, 2005. Based on a US Dollar/Euro exchange rate of 1.1796 as of December 30, 2005.
(6)	Chilean GAAP figures for the fiscal year ended December 31, 2005 (original figures in US Dollars).
(7)	Brazilian GAAP figures for the fiscal year ended December 31, 2005. Based on a US Dollar / Brazilian Real exchange rate of 0.4272 as of December 30, 2005.

     In December 2005, we entered into a joint venture to create a low-cost Mexican airline. We will hold 25% of the voting capital stock and approximately 48% of the total capital stock of the Mexican airline company, with the remaining capital being subscribed by Mexican investors. Under a service agreement, we will implement and develop the operational structure of the company and render consulting services for all operational matters to the new Mexican company in return for a performance-based service fee.

     During 2005, we further improved our internal controls over financial reporting in accordance with Section 404 of the U.S Sarbanes Oxley Act of 2002, one year before this requirement becomes applicable to us as a non-U.S. company. We are one of the first South American companies to give the relevant officer certifications regarding these controls and procedures. We expect various benefits from the implementation of these controls and procedures, such as improved risk management and better operational and financial controls.

Our Competitive Strengths

Our principal competitive strengths are:

     We Keep Our Operating Costs Low. Our cost per available seat kilometer for the year ended December 31, 2005 was R$15.5 cents, or approximately US$6.6 cents and our cost per available seat kilometer for the three month period ended March 31, 2006 was R$14.7 cents, or approximately US$6.8 cents. We believe that our cost per available seat kilometer for the year ended December 31, 2005, adjusted for the average number of kilometers flown per flight, was one of the lowest in the airline industry worldwide. We believe that in 2005 our costs per available seat kilometer were lower than the stage length adjusted average cost per available seat kilometer of the world’s leading low cost carriers, and in 2005 such costs were approximately 22% lower than those of our closest competitor in the domestic market on a stage length adjusted basis, based upon our analysis of data collected from publicly available information. Our low operating costs are the result of being innovative and using best practices adopted from other leading low-cost carriers to improve our operating efficiency, including:

     Efficient use of aircraft. During 2005 and the first quarter of 2006, our aircraft utilization totaled an average of 13.9 and 14.4 block hours per day, respectively, the highest aircraft utilization rate in the Brazilian domestic airline industry, according to the DAC, and among the highest worldwide according to airline company public filings. We achieve high aircraft utilization rates by operating a new fleet that requires less maintenance down time, accomplishing a fast turnaround on our aircraft between flights and operating more flights per day per aircraft than our competitors. The fast turnaround time for our aircraft between flights, which averages just 25 minutes, minimizes connection times for our passengers and enables our aircraft to fly approximately 11 flight legs a day, as compared to approximately eight flight legs a day by our closest competitor in the domestic market. We increase the speed of preparing our aircraft for the next flight by loading and unloading passengers through front and rear aircraft doors when possible, minimizing catering requirements and having cabin crew assist with cleaning the aircraft. Our efficient use of our fleet has helped us to generate revenue at times when the aircraft of our competitors are still on the ground and has allowed us to spread our fixed costs over a greater number of flights and available seat kilometers. As part of our aircraft utilization strategy, we offer night flights on certain routes at very low fares to increase utilization, generate higher load factors and stimulate demand. Our night flights, which generated a load factor higher than that of our other flights, have helped us to make a portion of our fleet productive practically 24 hours per day. We also offer air cargo services on our flights to generate incremental revenue from space in the stronghold sections of our aircraft that would otherwise remain unutilized. With our firm purchase orders and purchase options of 101 additional Boeing 737-800 Next Generation aircraft, we expect to be able to improve our efficiency with this larger aircraft particularly on highly dense routes, and reduce maintenance costs.

     Operation of a simplified fleet. Currently, we operate a simplified fleet type consisting of 47 Boeing 737 aircraft. Having a fleet with minimal aircraft types reduces inventory costs, as fewer spare parts are required, and reduces the need to train our pilots to operate different types of aircraft. In addition, keeping the number of types of aircraft we operate to a minimum simplifies our maintenance and operations processes. While our focus on having the lowest operating costs means that we will periodically review our fleet composition to ensure that it is achieving our low-cost goals, any decision we may make to introduce a new fleet type will be made only after carefully weighing the performance and profitability benefits of doing so against the emphasis we place on maintaining simplified operations.

     Use of efficient, low-cost distribution channels. Our effective use of technology helps us to keep our costs low and our operations highly scaleable and efficient. We seek to keep our distribution channels streamlined and convenient so as to allow our customers to interact with us directly via the internet. Over 80% of our ticket sales are through our website, and our customers can check-in for their flights online and by web-enabled cell phones. As a result of our emphasis on low-cost distribution channels, we generate more revenues from online ticket sales than any other airline company in Brazil. We enjoy significant cost savings associated with automated ticket sales, all while making the selection of travel options more convenient for our customers. We estimate that our distribution costs using our online ticket sales system is approximately 65% lower than our distribution costs involving more traditional means, such as the Global Distribution System, or GDS. In addition, like other low-cost carriers, but unlike our main competitors, all travel on our flights is ticketless. The elimination of paper tickets saves paper costs, postage, employee time and back-office processing expenses. Also, we do not need to maintain physical ticket sales locations outside of airports.

     Flexible and efficient operating approach. We always seek the most cost-effective way of providing our services to our customers without compromising quality and safety. We constantly evaluate our operations to see if sensible cost-savings opportunities exist. As a result, we outsource the work that can be done properly and more efficiently by third parties and we internalize the functions that our employees can do more cost-efficiently. We have arrangements on competitive terms with third-party contractors at certain airports for aircraft and baggage handling, and call center customer services. We get competitive rates for these services by negotiating multi-year contracts at prices that are fixed or subject only to periodic increases linked to inflation. With our phased maintenance system, we are able to perform maintenance work every day without sacrificing aircraft revenue time and to schedule preventive maintenance with more regularity and around the utilization of our aircraft, which helps to maintain high levels of block hours per day and reduce costs. We are among the very few airlines in the world having maintenance technicians capable of executing our phased maintenance system. Furthermore, we are in the final phase of construction of a state-of-the-art aircraft maintenance center at the Confins airport in Belo Horizonte, Brazil. Scheduled for completion in July 2006, the maintenance center is already operational enabling us to internalize aircraft heavy maintenance work to reduce maintenance costs. We plan to internalize other services that are currently outsourced if we believe we can better control the quality and efficiency of these services.

     We Stimulate Demand for Our Services. We believe that through our low fares and high-quality service, we provide the best value in our markets and create demand for air travel services. Our average fares are lower than the average fares of our primary competitors. We identified and stimulated a demand among both business and leisure passengers for air travel that is safe, convenient, simple and is a reasonably priced alternative to traditional air, bus and car travel. By combining low fares with simple and reliable service that treats passengers equally in a single-class environment, we have successfully increased our market share, strengthened customer loyalty and are attracting a new group of air travelers in our markets. These new travelers did not previously consider air travel due to the higher prices and more complicated sales procedures that preceded our entry into the market. For example, our night flights, for which we offer highly competitive fares, have proven to be very successful, generating load factors higher than that of other flights. We believe our night flights attract passengers who previously relied upon bus or car travel and who have now become air travel customers. We estimate that on average, approximately 15% of the customers on our flights are either first-time flyers or have not flown for more than one year. We have developed and will further develop flexible payment mechanism such as debit payments and long-term installment payments, with which we are growing our potential market and customer base to broader income classes in Brazil and South America and which enable us to further penetrate these markets and customers.

     We Have One of the Newest Fleets in the Industry. Currently, our fleet of 47 Boeing 737 aircraft had an average age of 8.7 years, making our fleet one of the newest in South America. We believe that the firm purchase orders and purchase options we have for the delivery of up to 101 new Boeing 737-800 Next Generation aircraft, with expected delivery dates between 2006 and 2012, will further reduce the average age of our fleet for the next decade and help us to retain this competitive advantage. Our new fleet has enabled us to enjoy a high degree of performance reliability and to develop a reputation among customers for being an airline that delivers a safe, on-time, modern and comfortable travel experience. Our Boeing 737-800/700 Next Generation aircraft type provides us with state-of-the-art technology and aerodynamics with increased flying speed, improved fuel efficiency and simplified maintenance procedures.

     We Have a Strong Brand that Is Widely Recognized Among Consumers and Investors. We believe that the Gol brand has become synonymous with innovation and value in the Brazilian domestic airline industry. Gol was chosen as the 2004 “Company of the Year” by the annual Melhores e Maiores (The Biggest and Best) edition of Exame magazine, one of the most important business publications in Brazil. Our customers also identify us as being safe, accessible, friendly, fair and reliable and distinguish us in Brazil’s domestic airline industry on the basis of our modern and simplified approach to providing air travel services. Customer satisfaction surveys conducted in 2005 by Pesquisas Inteligentes, an independent market research firm, indicated that more than nine out of every ten passengers are satisfied with Gol, would fly again with Gol and consider Gol to be an innovative, modern and practical company. Our effort at promoting our brand awareness has earned us recognition from the marketing industry in Brazil as well. In 2005, we were named one of Brazil’s most valuable brands by Isto é Dinheiro magazine in its fourth annual Most Valuable Brazilian Brands Ranking, with a brand value of US$326 million. We were also named Best Airline in Latin America by Global Finance magazine in 2005. In addition, we are recognized among Brazilian and international investors as a company with a very high level of disclosure and transparency, releasing financial information simultaneously in Brazilian GAAP and U.S. GAAP. We ranked first in the category of “Disclosure Procedures” in Latin America and top 5 in the category of “Corporate Governance” in Brazil at the Eighth Annual IR Global Rankings in February 2006.

     We Have a Strong Financial Position. We have focused on maintaining a strong financial position with significant cash balances and a low debt to capitalization ratio. As of March 31, 2006, we had R$136.9 million of cash and cash equivalents, R$775.9 million of short-term investments, R$578.2 million of accounts receivable and

R$437.6 million of U.S. dollar denominated deposits for aircraft leasing and aircraft engine maintenance contracts, representing a total of R$1,928.6 million. As of March 31, 2006, our debt to capitalization ratio was 5.0% and, pro forma for the issuance of US$200 million of perpetual bonds on April 5, 2006, it was 21.5% . In 2005, we received the award for the Best Financial Management in 2004, from Isto é Dinheiro magazine.

     We Actively Manage Risk. We actively monitor movements in fuel prices, foreign exchange rates and interest rates to minimize our earnings volatility. We generally are able to adjust our fares to compensate for changes in fuel prices and the exchange rate of the real versus the U.S. dollar. Our general policy is to hedge on a short-term basis a majority of the fuel we expect to consume and our U.S. dollar exchange rate exposure, so as to minimize the effects of adverse changes in the fuel or foreign exchange markets. As part of our risk management program, we have established exposure limits and hedge ratios. We use a variety of financial instruments, including petroleum call options, petroleum collar structures, petroleum fixed-price swap agreements, and foreign currency forward contracts. We do not hold or issue derivative financial instruments for trading purposes. As there is not a futures market for Brazilian jet fuel, we use international crude oil derivatives to hedge our exposure to increases in fuel price. In addition, we believe that our corporate wide high standards of internal controls reduce our risk exposure.

     We Have a Motivated Workforce and a Proven Management Team. We benefit from a highly motivated workforce that brings a new enthusiasm to air travel and a commitment to high standards of friendly and reliable quality service that we believe distinguishes us in our markets. We believe that the positive feedback we received from our customers in our customer satisfaction surveys is directly related to the priority our employees place on delivering top quality customer service. We invest a significant amount of time and resources into carefully developing the best training practices and selecting individuals to join our team who share our focus on ingenuity and continuous improvement. We conduct ongoing training programs that incorporate industry best practices and encourage strong and open communication channels among all of the members of our team so that we can continue to improve the quality of the services we provide. We also motivate our workforce by providing our employees with profit sharing and through participation in our stock option program. Our controlling shareholder has been operating in the Brazilian passenger transportation market for over 50 years and our top managers have an average of approximately 20 years of experience in the Brazilian passenger transportation industries and this experience has helped us to develop the most effective elements of our low-cost model.

Our Strategy

     To continue the growth of our business and increase its profitability, our strategy will be to further stimulate customer demand by continuing to offer a single-class of air travel service at low fares, while maintaining a high standard of quality and safety. We will strive to keep our operating costs low and relentlessly pursue ways to make our operations more efficient. Our objectives are to provide the best travel value in the markets we serve, to encourage people to fly by making air travel accessible in our markets, and to further increase our market share. We will continue to evaluate opportunities to expand our operations by (i) adding additional flights to existing high-demand routes and night-flight domestic routes, (ii) adding new domestic routes where sufficient market demand exists, (iii) expanding into other high-traffic centers in other South American countries and (iv) seeking opportunities to grow through joint ventures, acquisitions or business combinations. Our vision is to be recognized by 2010 as the airline that popularized high-quality, low-fare air transportation in South America. The following are the key elements of our strategy:

     To Expand Our Customer Base by Offering Services to High-Demand or Overpriced Routes. When planning the growth of our business, we will continue to establish bases, select our routes and build the frequency of our service based upon the extent and type of demand in the regions we serve in Brazil and other South American countries. In particular, we expect to increase our focus on business travelers from medium-sized companies, a growing customer base that tends to be more price sensitive, by closely monitoring the routes and flight frequencies that best serve their travel needs and increasing our marketing efforts directed at this segment of our customer base. For example, in response to the high volume of business travelers between Brazil’s primary financial centers, served by the Congonhas airport in Sao Paulo and Santos Dumont airport, in Rio de Janeiro, we have increased our flight frequency on this route from five flights per day when we began transporting passengers in January 2001 to 24 in 2002, 28 in 2003, 36 during 2005. We are also very focused on stimulating demand and capturing market share in both the leisure and “visiting friends and relatives” market segments. For example, in response to a perceived demand for late evening flights linking São Paulo and Rio de Janeiro to allow travelers to avoid the need for overnight stays, we added night flight services between the two cities in December 2003 and to other cities in Brazil and South America later on. Our night flights generated load factors higher than that of our other regular flights. We will continue to carefully evaluate opportunities to meet demand for leisure travel by expanding flight frequencies on existing routes, expanding successful night flight services and adding additional routes that contribute to our network and for which we perceive a market demand, such as daytime flights to and from Guarulhos airport in São Paulo, Brazil’s largest airport.

     We believe that the same business model and route management techniques that we have successfully introduced in Brazil to help popularize air travel can also be used to capture market share and stimulate demand for air travel between Brazil and neighboring South American countries. We are pursuing opportunities to offer flights on routes between Brazil and select cities in other South American markets where growth opportunities exist. For example, we began offering daily services between Guarulhos and Buenos Aires, Argentina in December 2004. These flights quickly achieved profitability. In 2005, we inaugurated nine new destinations, and since the beginning of 2006 we commenced scheduled services to Santarém in Brazil, Asunción in Paraguay, Montevideo in Uruguay, and Rosario and Cordoba in Argentina, increasing the total number of destinations served to 50 (44 in Brazil, three in Argentina and one each in Bolivia, Paraguay and Uruguay). Additionally, in 2006 we commenced service of our first fully non-Brazilian city-pair between Asuncíon, Paraguay and Cordoba, Argentina. By offering international flights with stops integrated in our network we create opportunities for incremental traffic, feeding our network and increasing our competitive advantage and supporting our strategy of stimulating demand for our service. The addition of routes between Brazil and cities in neighboring South American countries will be based upon an extension of our existing network using the same growth strategy that has proven to be successful for us to date. We also expect that the introduction of these flights will add traffic to our network, increasing our overall load factor.

     To Continue to Reduce Low Operating Costs and Improve Operating Efficiency. Continuing to reduce our operating costs per available seat kilometer is a key to increasing profitability. Our revenues per aircraft in 2005 were US$33.2 million, which are the highest in the low cost carrier industry according to publicly available data. Our cost per available seat kilometer in 2005 was US$6.6 cents and we believe that these costs were lower than the stage length adjusted average cost per available seat kilometer of the world’s leading low cost carriers, and approximately 22% lower than those of our closest competitor in the domestic market on a stage length adjusted basis, based upon our analysis of data collected from publicly available information. We aim to remain one of the lowest cost airlines in the world. We have worked toward achieving this goal by assembling a new fleet of single-class aircraft that is capable of safely and reliably accommodating a high utilization rate, incurs low maintenance costs and is fuel-efficient. We are also working to achieve this goal by using our aircraft efficiently, concentrating on minimizing our turnaround times at airports and increasing our number of daily flights per aircraft. We will also continue to utilize technological innovations wherever possible to reduce our distribution costs and improve our operating efficiency. We expect to benefit from economies of scale and reduce our average cost per available seat kilometer as we add additional aircraft to an established and efficient operating infrastructure. Our system of phased maintenance allows us to perform maintenance work every day without sacrificing aircraft revenue time, to better determine the timing of heavy maintenance so as to help maximize aircraft utilization and to further reduce our maintenance costs. We will continue internalizing of our aircraft maintenance in our new Aircraft Maintenance Center at the Confins airport in Belo Horizonte, Brazil. By purchasing up to 101 new Boeing 737-800 Next Generation aircraft, we will further reduce the average age of our fleet and therefore increase operating efficiency and lower our operating costs.

     To Keep Our Customer Service Offering Simple and Convenient. We believe that we are perceived by our customers as providing excellent value at reasonable fares and acting as a catalyst for changing the way the Brazilian airline industry works. In addition to offering low fares, our strategy is to make flying a simpler, more convenient experience. We have achieved this objective largely through the elimination of unnecessary extras and common-sense applications of technology. We encourage our customers to use the internet not only to make reservations, but also to make many of the arrangements from the comfort of their home or office that they would otherwise have to make at crowded airports or airline ticket offices, such as checking-in and changing their seat assignments. We provide free shuttle service between airports and drop-off zones on selected routes. We offer customers single-class, pre-assigned seating flights, do not overbook our flights and have designated female lavatories. Our strategy will be to continue to seek ways to make the Gol brand signify simplicity and convenience in the minds of air travelers.

     To Stimulate Demand with Low Fares. Our widely available low fares and superior product offering are designed to popularize air travel and stimulate demand, particularly from fare-conscious leisure travelers and small- to mid-size business travelers who might otherwise have used alternative forms of transportation or would not have traveled at all. Our strategy is to continue to stimulate demand and encourage more people to fly by continuing to provide a superior product and low-fares. We will also continue to provide our customers with flexible payment mechanisms, such as debit payments, credit card installment payments and monthly installment payments in form of direct credit. We launched in November 2005 the Voe Fácil (“Fly Easy”) Gol Program, which allows qualifying customers to pay for airline tickets in up to 36 monthly installments as an innovative new way to purchase airline tickets, especially designed to make the purchase of our tickets easier for customers belonging to much broader income classes.

The following table shows the date of commencement of our operations and total passengers enplaned at airports in selected cities served by us for the year ended December 31, 2000 (just before we commenced our operations) and the year ended December 31, 2005. The table also sets forth the compound annual growth rate of passengers enplaned at such airports.

		Total Passenger
		Traffic (Arrivals and
		Departures) Year
		Ended December 31,
	Service			CAGR (%)
Airport	Commencement Date	2000	2005	2000-2005

		(in millions)	(in millions)
Belo Horizonte(1)	January 2001	2.62	4.17	9.7
Brasília	January 2001	5.43	9.48	11.8
Curitiba	May 2001	2.07	3.39	10.3
Florianópolis	January 2001	0.72	1.55	16.5
Fortaleza	December 2001	1.44	2.77	14.0
Porto Alegre	January 2001	2.25	3.52	9.4
Recife	April 2001	2.14	3.60	11.0
Salvador	January 2001	3.02	4.55	8.5
Vitória	November 2001	0.84	1.52	12.5
(1) Includes the airports of Pampulha and Confins in Belo Horizonte. A large portion of passenger flow was transferred from the airport of Pampulha to the airport of Confins in 2005.

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Source: INFRAERO

Aircraft

     Currently, we operate a fleet of 47 aircraft comprised of 24 Boeing 737-700 Next Generation aircraft, 9 Boeing 737-800 Next Generation aircraft and 14 Boeing 737-300 aircraft. We expect to operate approximately 88 aircraft by the end of 2010, including 62 737-800 Next Generation aircraft.

     As of March 31, 2006, we have placed firm purchase orders with The Boeing Company for 67 737-800 Next Generation aircraft and we have options to purchase an additional 34 737-800 Next Generation aircraft, and as of that date we have 11 firm purchase orders for aircraft deliveries scheduled in 2006, 13 in 2007, 10 in 2008, 11 in 2009, 8 in 2010 and 14 after 2010. By purchasing aircraft, we expect to be able to reduce the average age of our young fleet of aircraft going forward, increase fuel and operating efficiency and reduce maintenance costs. We intend to fund the aircraft acquisitions with a combination of U.S. Eximbank supported financing, local development bank funding and sale and lease back transactions, thereby keeping our financing costs low.

     During the remainder of 2006, we expect to take delivery of 11 Boeing 737-800 and 4 Boeing 737-700 during 2006. Based on our estimated capacity requirements, we have recently increased our fleet plan as part of our continuing plans for route expansion and cost reductions. To adequately serve the demand we expect, we have increased our 2006 fleet plan by two Boeing 737-700 New Generation aircraft, and our 2007 fleet plan by eight Boeing 737-700 Next Generation aircraft and two Boeing 737-300s aircraft. Our revised fleet plan is presented in the table below:

	2006	2007	2008	2009	2010	2011	2012
737-800	20	32	43	54	62	69	76
737-700	28	30	27	27	26	23	20
737-300	12	12	10	3	0	0	0
Total fleet	60	74	80	84	88	92	96
New 737-800	11	24	34	45	53	60	67
Leased 737	49	50	46	39	35	32	29

     Our simplified fleet structure allows us to maintain a cost-efficient operation by reducing maintenance and training costs, reducing spare parts inventory requirements and supporting high reliability and high aircraft utilization rates. The average daily utilization rate of our aircraft between 2002 and 2005 has been 13.1 block hours (including 13.9 block hours in 2005 and 14.4 block hours in the first quarter of 2006), the highest average utilization rate in Brazil and one of the highest utilization rates in the industry worldwide according to airline company public filings.

Industry Overview

     Since air transportation has historically been affordable only to the higher income segment of Brazil’s population, resulting in a comparatively low level of air travel, we believe that the low-cost, low-fare business model has the potential to significantly increase the use of air transportation in Brazil. According to the DAC, there were 31.1 million domestic enplanements and 4.9 million international enplanements in Brazil in 2004, out of a total population of approximately 181 million, according to the Brazilian Geographical and Statistical Institute (Instituto Brasileiro de Geografia e Estatística—IBGE). In contrast, according to the U.S. Department of Transportation, the United States had 628.5 million domestic enplanements and 133.5 million international enplanements in 2004, out of a total population of approximately 293 million, according to the latest U.S. census figures.

     Most long-distance public travel services within Brazil are provided by interstate bus companies. In 2004, Brazil’s domestic airline industry transported almost 36 million passengers, as compared to over 134 million passengers transported by interstate bus companies in 2004, according to the National Ground Transportation agency (Agência Nacional de Transportes Terrestres). Brazil has no meaningful interstate passenger rail services.

     The business travel segment is the largest component of Brazilian air transportation demand and the most profitable in the market. According to the DAC, business travel represents approximately 70% of the total demand for domestic air travel in 2005, which we believe is significantly higher than the business travel portion of domestic air travel in the global aviation sector. According to data collected from the DAC, flights between Rio de Janeiro and São Paulo accounted for 13.1% of all domestic passengers in 2004, respectively. The ten busiest routes accounted for 35.7% of all domestic air passengers in 2004 while the ten busiest airports accounted for 74.9% and 75.6% of all domestic passenger traffic through INFRAERO airports in terms of arrivals and departures in 2004 and 2005, respectively.

     The scheduled domestic passenger airline industry in Brazil is primarily served by Gol and two main competitors—Varig and TAM. By the end of the first quarter of 2006, Gol, TAM and Varig accounted for over 92.8% of the market share of domestic regular routes, measured in terms of revenue passenger kilometers. On June 17, 2005, Varig filed for bankruptcy protection in Brazil and the United States. On January 19, 2006, it presented a restructuring plan to its creditors which was approved in February 2006. For a description of further developments on Varig’s bankruptcy, see “Other Recent Developments—Recent Industry Developments.”

     From 1997 to 2005, the compound annual growth rate in industry passenger traffic, in terms of domestic revenue passenger kilometers, was 8.3 % versus a compound annual growth rate in available industry capacity, in terms of available seat kilometers, of 5.5%. Domestic industry load factors, calculated as revenue passenger kilometers divided by available seat kilometers, have averaged 60% over the same period. The table below shows the figures of domestic industry passenger traffic and available capacity for the periods indicated:

	1998	1999	2000	2001	2002	2003	2004	2005	1Q2006
	(In millions, except percentages)
Available Seat Kilometers	38,121	40,323	41,437	45,008	47,109	41,927	43,034	47,979	14,056
Available Seat Kilometers Growth	22.4%	5.8%	2.8%	8.6%	4.7%	(11.0)%	2.6%	11.5%	21.8%(1)
Revenue Passenger Kilometers	22,539	22,204	24,284	26,296	26,780	25,180	28,214	33,699	9,746
Revenue Passenger Kilometers Growth	26.5%	(1.5)%	9.4%	8.3%	1.8%	(6.0)%	12.0%	19.4%	19.7%(1)
Load Factor	59.1%	55.1%	58.6%	58.4%	56.8%	60.1%	65.6%	70.2%	69.3%
(1) As compared to the first quarter 2005.
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Source: DAC, for 1998 to 2002 from Anuário Estatístico; and for 2003, through 2005 from Dados Comparativos Avançados.

     Historically, domestic airline industry revenue growth has generally surpassed Brazilian GDP growth. From 1998 to 2004, domestic airline industry revenue grew at a real compound annual growth rate of 5.9% (as adjusted by the IPCA inflation index) while Brazilian GDP has grown at a real compound annual growth rate of 2.3% over the same period, according to data from the DAC and the Central Bank.

     Set forth in the table below is the number of passengers traveling by air between Brazil and other specified South American countries during 2004, as well as the gross domestic product and population of each listed country.

			GDP(2)	Population(2)
Country	Enplanements(1)	Percentage of Total	(in billions of US$)	(in millions)

Argentina	1,457,877	51.3%	151.5	38.2
Chile	402,058	14.2%	94.1	16.0
Uruguay	264,271	9.3%	13.1	3.4
Bolivia	217,162	7.6%	8.8	9.0
Paraguay	181,639	6.4%	7.1	5.8
Peru	143,395	5.1%	68.4	27.5
Colombia	94,673	3.3%	97.4	45.3
Venezuela	78,347	2.8%	109.3	26.1

Total	2,839,422	100%	549.7	171.3

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Sources: (1) DAC (Anuário do Transporte Aéreo 2004)
(2) World Development Bank Indicators database, August 2005. Figures as of 2004

Brazilian Economic Environment

     In the first quarter of 2006, inflation was 0.7%, as measured by the IGP-M, and 1.4%, as measured by the IPCA, compared to 1.5%, as measured by the IGP-M, and 1.8%, as measured by the IPCA, in the first quarter of 2005. Interest rates continued to be high with the CDI rate at the end of the first quarter of 2006 at 16.5% . In the first quarter of 2006, the real appreciated 18.5% compared to the same period in 2005. On May 15, 2006, the U.S. dollar/real exchange rate was R$2.1774 per US$1.00.

     The following table shows data for real GDP growth, inflation, interest rates, the U.S. dollar exchange rate and crude oil prices for and as at the periods indicated.

	Year ended December 31,			Three month period ended March 31,

	2003	2004	2005	2005	2006

Real growth in gross domestic product	0.5%	4.9%	2.3%	2.9%	NA
Inflation (IGP-M)(1)	8.7%	12.4%	1.2%	1.5%	0.7%
Inflation (IPCA)(2)	9.3%	7.6%	5.7%	1.8%	1.4%
CDI rate(3)	16.3%	17.8%	18.0%	19.2%	16.5%
LIBOR rate(4)	1.1%	2.4%	4.5%	3.1%	5.0%
Depreciation (appreciation) of the real vs. U.S.
dollar	(18.2)%	(8.1)%	(11.8)%	(8.3%)	(18.5%)
Period-end exchange rate—US$1.00	R$ 2.8892	R$ 2.6544	R$2.3407	R$2.6662	R$2.1724
Average exchange rate—US$1.00(5)	R$ 3.0600	R$ 2.9171	R$2.4125	R$2.6692	R$2.1974
Increase (decrease) in West Texas intermediate	4.2%	33.6%	40.5%	54.9%	20.3%

crude (per barrel)
West Texas intermediate crude (per barrel)	US$ 32.52	US$ 43.45	US$61.04	US$55.40	US$66.63
West Texas intermediate crude (average per barrel
during period)	US $31.06	US$ 41.51	US$56.59	US$49.80	US$63.26
_____________
Sources: Fundação Getúlio Vargas, the Central Bank and Bloomberg
(1) Inflation (IGP-M) is the general market price index measured by the Fundação Getúlio Vargas.
(2) Inflation (IPCA) is a broad consumer price index measured by the Instituto Brasileiro de Geografia e Estatística.
(3) The CDI rate is average of inter-bank overnight rates in Brazil (accumulated for period-end month, annualized).
(4) Three-month U.S. dollar LIBOR rate as of the last date of the period. The LIBOR rate is the London inter-bank offer rate, which is the rate applicable to the short-term international inter-bank market.
(5) Represents the average of the exchange rates on the last day of each month during the period.

_______________

     We were formed on March 12, 2004 as a sociedade por ações, a stock corporation duly incorporated under the laws of Brazil with unlimited duration. Our only material assets consist of the common and preferred shares of Gol, offshore finance subsidiaries and cash. We own all of Gol’s common and preferred shares, except for five common shares and three Class B preferred shares of Gol that are held by members of Gol’s board of directors for eligibility purposes.

_______________

     Our principal executive offices are located at Rua Tamoios 246, Jardim Aeroporto, 04630-000 São Paulo, SP, Brazil, and our general telephone number is +55 11 5033-4224. The telephone number of our investor relations department is +55 11 5033-4393. Our website address is www.voegol.com.br and our website is available in Portuguese, Spanish and English. Investor information contained on our website is not incorporated by reference in, and shall not be considered a part of, this prospectus.

THE OFFERING

     The following summary of the offering is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see “Description of Notes.” For purposes of this summary and the “Description of Notes,” references to the “Company,” “we,” “us,” and “our” refer only to Gol Linhas Aéreas Inteligentes S.A. and do not include its subsidiaries.

Issuer	Gol Linhas Aéreas Inteligentes S.A.

Securities Offered	US$100,000,000 principal amount of % Convertible Senior Notes due 2026 (plus up to an additional US$15,000,000 principal amount for purchase by the underwriter, solely to cover over-allotments).

Maturity	, 2026, unless earlier repurchased, converted or redeemed.

Interest	% per year. Interest will be payable semiannually in arrears in cash on and of each year, beginning , 2006.

Additional Amounts
All payments (including the delivery of cash and ADSs upon conversion of the notes) in respect of the notes will be made after withholding and deduction for any Brazilian taxes or other governmental charges as set forth under “Taxation.” We will pay such additional amounts as will result in receipt by the holders of notes of such amounts as would have been received by them had no such withholding or deduction for Brazilian taxes been required, subject to certain exceptions set forth under “Description of Notes—Additional Amounts.”

Optional Redemption
At any time on or after                    , 2011, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption by Us.”

Conversion Rights
Holders may convert their notes prior to the close of business on the business day immediately preceding the stated maturity date, in multiples of US$1,000 principal amount, only under the following circumstances:

• during any calendar quarter beginning after
September 30, 2006 (and only during such
calendar quarter), if the last reported sale price
of our ADSs for at least 20 trading days in the
30 consecutive trading-day period ending on the
last trading day of the immediately preceding
calendar quarter is more than 120% of the

applicable conversion price;

• during the five business-day period after any
five consecutive trading-day period, or the
measurement period, in which the trading price
per note for each day of that measurement
period was less than 98% of the product of the
last reported sale price of our ADSs and the
conversion rate on each such day;

• if the notes have been called for redemption;

• upon the occurrence of specified corporate
transactions described under “Description of
Notes—Conversion Rights—Conversion upon
Specified Corporate Transactions”; or

• at any time on or after the date that is twelve
months prior to , 2011 through the
business day immediately preceding the stated
maturity date.

The initial conversion rate will be ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$ per ADS), subject to adjustment.

Upon conversion, we will pay, on the third trading day following the last day of the related ten trading-day observation period, an amount in cash equal to the lesser of US$100 and the daily conversion value (as defined herein) for each day in that observation period. If the daily conversion value exceeds US$100, we will also deliver, at our election, cash or ADSs, or a combination of cash and ADSs, in respect of such excess amount. See “Description of Notes—Conversion Rights—Payment upon Conversion.” Each ADS currently represents one preferred share.

We will deliver cash in lieu of any fractional ADSs.

In addition, if a “fundamental change” occurs prior to                    , 2011, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a fundamental change upon conversion in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.”

You will not receive any additional cash payment or additional ADSs representing accrued and unpaid interest, upon conversion of a note, except under the limited circumstances described herein. Instead, interest will be deemed paid by the cash and ADSs, if any, issued to you upon conversion.

Exchange in Lieu of Conversion	In connection with any conversion of notes, we may, in lieu of delivering cash and ADSs, if any, upon such conversion, direct the conversion agent to surrender the notes that a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such notes, the designated institution must agree to deliver, in exchange for such notes all cash, all ADSs or a combination of cash and ADSs at the option of the designated financial institution. If the designated institution accepts any such notes, it will deliver the appropriate number of ADSs and amount of cash, or both, to the conversion agent and the conversion agent will deliver those ADSs, cash or both to the holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration or the designated financial institution refuses to accept any such exchange, we will convert the notes and deliver to the holder cash and ADSs, if any as described under “Description of the Notes—Conversion Rights— Payment upon Conversion.” See “Description of the Notes—Conversion Rights—Exchange in Lieu of Conversion.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. We will pay cash for all notes so purchased.

Purchase of Notes at Your Option on Specified Dates	On , 2011, , 2016 and , 2021, you may require us to purchase any outstanding notes for which you have properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. You may submit your notes for purchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date. We will purchase each outstanding note for which you have properly delivered and not withdrawn a written purchase notice a t a purchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.

Tax Redemption	We may, at our option, redeem the notes, in whole but

not in part, at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date, upon the occurrence of specified events relating to the applicable tax law. See “Description of Notes—Tax Redemption.”

Ranking	The notes are our general unsecured senior obligations, effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2006, our subsidiaries had approximately US$82.1 million of outstanding indebtedness as to which the notes are effectively subordinated. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of the obligations under the notes.

Use of Proceeds	The net proceeds from the sale of the notes are estimated to be approximately US$ million after deducting selling discounts and commissions and estimated offering expenses (assuming the underwriter does not exercise its option to purchase additional notes to cover over-allotments). If the underwriter exercises its over-allotment option in full to purchase additional notes, we estimate that our net proceeds from this offering will be approximately US$ million.

We intend to use the net proceeds from this offering, the concurrent offering of convertible debentures in Brazil and the concurrent offering of preferred shares and ADSs by us primarily to finance the acquisition of aircraft, equipment and materials.

Trading Markets for the ADSs and the Preferred Shares	Our ADSs are listed on the New York Stock Exchange under the symbol “GOL, ”and our preferred shares are listed on the São Paulo Stock Exchange, or BOVESPA, under the symbol “GOLL4.”

U.S. Federal Income Tax Considerations	See “Taxation—Certain Material U.S. Federal Income Tax Considerations” for a general summary of the United States federal income taxation of the acquisition, ownership and disposition of the notes and the ADSs into which the notes are convertible. Holders are urged to consult their respective tax advisors with respect to the application of the United States federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of the notes and ADSs arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Risk Factors	See “Risk Factors” and other information included in or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.
Expected Offering Timetable:
Commencement of marketing of the offering	, 2006
Announcement of offer price and allocation of notes	, 2006
Settlement and delivery of notes	, 2006

SUMMARY FINANCIAL AND OPERATING DATA

     The following table presents summary historical consolidated financial and operating data for us for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes and the information under “Item 5 - Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2005, which is incorporated by reference herein.

     The Registrant is a holding company that was incorporated on March 12, 2004, and the shares of Gol, an offshore finance subsidiary, cash and cash equivalents and short-term investments are currently the Registrant’s only material assets. The consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus have been prepared in accordance with U.S. GAAP and reflect our financial condition and results of operations as if the Registrant had been incorporated and held all of the capital stock of Gol since January 1, 2001, except for five common shares and three Class B preferred shares of Gol held by members of Gol’s board of directors for eligibility purposes. On June 29, 2004, the Registrant completed its initial public offering through the issuance of 18,750,000 preferred shares.

     Solely for the convenience of the reader, real amounts as of and for the year ended December 31, 2005 have been translated into U.S. dollars at the commercial market rate in effect on December 31, 2005 of R$2.3407 to US$1.00 and on March 31, 2006 of R$2.1724 to US$1.00, as reported by the Central Bank.

		Year Ended December 31,			Three Months Ended March 31,
					(unaudited)

	2003	2004	2005	2005	2005	2006	2006

	(in thousands)
Net operating revenues:
Passenger	R$1,339,191	R$1,875,475	R$2,539,016	US$1,084,725	R$565,181	R$829,858	US$ 382,001
Cargo and other	61,399	85,411	130,074	55,571	23,978	33,158	15,263

Total net operating revenues	1,400,590	1,960,886	2,669,090	1,140,296	589,159	863,016	397,264
Operating expenses:
Salaries, wages and benefits	137,638	183,037	260,183	111,156	54,647	81,484	37,509
Aircraft fuel	308,244	459,192	808,268	345,310	146,170	254,306	117,062
Aircraft rent	188,841	195,504	240,876	102,908	51,869	66,487	30,605
Sales and marketing	191,280	261,756	335,722	143,428	72,081	99,330	45,724
Landing fees	47,924	57,393	92,404	39,477	19,046	30,341	13,967
Aircraft and traffic servicing	58,710	74,825	91,599	39,133	17,766	31,621	14,556
Maintenance, materials and repairs	42,039	51,796	55,373	23,657	13,848	26,115	12,021
Depreciation	13,844	21,242	35,014	14,959	6,803	12,529	5,768
Other operating expenses(1)	70,344	79,840	128,300	54,812	29,683	36,968	17,017

Total operating expenses	1,058,864	1,384,585	2,047,739	874,840	411,913	639,181	294,229
Operating income	341,726	576,301	621,351	265,456	177,246	223,835	103,035
Other income (expense):
Interest expense	(20,910)	(13,445)	(19,383)	(8,281)	(5,161)	(3,263)	(1,502)
Financial income (expense), net	(56,681)	24,424	115,554	49,367	28,676	28,058	12,916
Income (loss) before income taxes	264,135	587,280	717,522	306,542	200,761	248,630	114,449
Income taxes	(88,676)	(202,570)	(204,292)	(87,279)	(69,677)	(68,840)	(31,688)
Net income (loss)	R$175,459	R$384,710	R$513,230	US$219,263	131,084	179,790	82,761

Earnings (loss) per share, basic(2)	R$1.07	R$2.14	R$2.66	US$1.14	R$0.70	R$0.92	US$0.42
Earnings (loss) per share, diluted(2)	R$1.07	R$2.13	R$2.65	US$1.13	R$0.70	R$0.92	US$0.42
Weighted average shares used in
computing earnings (loss) per share,
basic (in thousands)(2)	164,410	179,731	192,828	192,828	187,543	195,960	195,960
Weighted average shares used in
computing earnings (loss) per share,
diluted (in thousands)(2)	164,410	180,557	193,604	193,604	188,388	196,160	196,160
Earnings (loss) per ADS, basic(3)	R$1.07	R$2.14	R$2.66	US$1.14	R$0.70	R$0.92	US$0.42
Earnings (loss) per ADS, diluted(3)	R$1.07	R$2.13	R$2.65	US$1.13	R$0.70	R$0.92	US$0.42
Dividends paid and accrued per
ADS(4)	R$0.16	R$0.34	R$0.52	US$0.22	-	R$0.19	US$0.09
Dividends paid and accrued per
ADS, diluted(3)(4)	R$0.16	R$0.34	R$0.52	US$0.22	-	R$0.19	US$0.09

	As of December 31,				As of March 31,

					(unaudited)

	2003	2004	2005	2005	2006	2006

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	R$146,291	R$405,730	R$106,347	US$45,434	R$136,896	US$63,016
Short-term investments	—	443,361	762,688	325,837	775,909	357,167
Accounts receivable(5)	240,576	386,370	563,958	240,936	578,223	266,168
Deposits for aircraft leases and aircraft and
engine maintenance contracts	180,916	289,416	408,776	174,638	437,641	201,455
Total assets	685,019	1,734,284	2,555,843	1,091,912	2,739,505	1,261,050
Short term debt	38,906	118,349	54,016	23,077	104,459	48,085
Long term debt(6)	—	—	—	—	—	—
Shareholders’ equity	314,739	1,148,453	1,822,331	778,540	1,964,675	904,380

	Year Ended December 31,				Three Months Ended

					March 31,

					(unaudited)

	2003	2004	2005	2005	2005	2006

	(in thousands, except percentages)
Other Financial Data:
Operating margin(7)	24.4%	29.4%	23.3%	23.3%	30,1%	25,9%
Net cash provided by (used in) operating activities	R$85,235	R$239,920	R$353,745	US$151,129	R$28,079	R$93,799
Net cash used in investing activities	(39,263)	(533,043)	(801,787)	(342,542)	(332,340)	(122,331)
Net cash provided by financing activities	90,867	552,562	148,659	63,510	(7,576)	59,081
EBITDA(8)	355,570	597,543	656,365	280,415	184,049	236,364
Aircraft rent(A)	188,841	195,504	240,876	102,908	51,869	66,487

	2003	2004	2005	1Q 2006

Operating Data (unaudited):
Revenue passengers (in thousands)	7,324	9,215	13,000	3,669
Revenue passenger kilometers (in millions)	4,835	6,289	9,740	3,066
Available seat kilometers (in millions)	7,527	8,844	13,246	4,340
Load factor	64.2%	71.1%	73.5%	70.6%
Breakeven load factor	50.8%	52.5%	56.4%	52.3%
Aircraft utilization (block hours per day)	12.8	13.6	13.9	14.4
Average fare	R$195	R$210	R$201	R$233
Yield per passenger kilometer (cents)	27.7	29.8	26.1	27.1
Passenger revenue per available seat kilometer (cents)	17.8	21.2	19.1	19.1
Operating revenue per available seat kilometer (cents)	18.6	22.2	20.1	19.9
Operating expense per available seat kilometer (cents)	14.1	15.7	15.5	14.7
Operating expense less fuel expense per available seat kilometer (cents)	9.9	10.5	9.4	8.9
Departures	75,439	87,708	122,683	36,516
Departures per day	207	240	336	406
Destinations served	25	36	45	49
Average stage length (kilometers)	659	689	721	788
Average number of operating aircraft during period	21.6	22.3	34.3	43.0
Full-time equivalent employees at period end	2,453	3,307	5,456	5,991
Fuel liters consumed (in thousands)	264,402	317,444	476,725	151,678
Percentage of sales through website during period	57.9%	76.4%	81.3%	84.9%
Percentage of sales through website and call center during period	74.1%	83.6%	88.7%	94.0%

_______________
(1)	Contains for the years 2003, 2004 and 2005 R$25,850, R$25,575 and R$29,662 respectively of expenses for aircraft insurance, which is, starting with the first quarter of 2006, recorded in Other Operating Expenses.
(2)	Our preferred shares are not entitled to any fixed dividend preferences, but are instead entitled to receive dividends per share in the same amount of dividends per share paid to holders of our common shares. Consequently, our earnings (loss) per share are computed by dividing income by the weighted average number of all classes of shares outstanding during the year.
(3)	Adjusted for the ADS ratio change in December 2005, which changed the ratio of ADS per preferred share from one ADS representing two preferred shares to one ADS representing one preferred share.
(4)	Includes interest on shareholder’s equity, which is net of 15% withholding taxes.
(5)	In managing our liquidity, we take into account our cash and cash equivalents, our short -term investments and our accounts receivable balances. Accounts receivable consist primarily of credit card receivables for purchased passenger tickets. We provide our customers with the option to pay in installments and therefore have to a limited extent a lag between the time that we pay our suppliers and the time that we receive payment for our services.
(6)	Does not reflect the issuance of US$200 million of guaranteed perpetual notes on April 5, 2006, see “Recent Developments” and “Capitalization”.
(7)	Operating margin represents operating income divided by net operating revenues.

(8)	EBITDA represents net income (loss) plus the sum of net interest and financial expense, income taxes and depreciation. EBITDA is presented as supplemental information because we believe it is a useful indicator of our operating performance and cash flow generation. However, EBITDA should not be considered in isolation, as a substitute for net income prepared in accordance with U.S. GAAP or as a measure of a company’s profitability. In addition, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table presents a reconciliation of our net income to EBITDA for the specified periods.

	Year Ended December 31,				Three Months Ended

					March 31,

					(unaudited)

	2003	2004	2005	2005	2005	2006

EBITDA Reconciliation: (A)			(in thousands)
Net income (loss)	R$175,459	R$384,710	R$513,230	US$219,263	R$131,084	R$179,790
Plus (minus)
Net interest and financial expense	77,591	(10,979)	(96,171)	(41,086)	(23,515)	(24,795)
Income taxes	88,676	202,570	204,292	87,278	69,677	68,840
Depreciation	13,844	21,242	35,014	14,959	6,803	12,529

EBITDA	R$355,570	R$597,543	R$656,365	US$280,414	R$184,049	R$236,364

__________
(A) Aircraft rent represents a significant operating expense of our business. Because we leased all of our aircraft during the periods presented, we believe that when assessing our EBITDA you should also consider the impact of our aircraft rent expense, which was R$188,841 in 2003, R$195,504 in 2004, R$240,876 in 2005, R$51,869 in the first quarter of 2005 and R$66,487 in the first quarter of 2006.

Exchange Rates

Prior to March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

  the commercial rate exchange market; and

  the floating rate exchange market.

     Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. These transactions included the purchase or sale of shares or payment of dividends or interest with respect to shares. Foreign currencies could only be purchased in the commercial exchange market through a Brazilian bank authorized to operate in these markets. In both markets, rates were freely negotiated.

     Resolution No. 3.265 of the National Monetary Council, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out through institutions authorized to operate in the consolidated market and are subject to registration with the Central Bank’s electronic registration system. Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention.

     Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Item 3. Risk Factors—Risks Relating to Brazil” in our Annual Report on Form 20-F for the year ended December 31, 2005, which is incorporated into this prospectus by reference.

     The following tables set forth the commercial selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

		Average for
	Period-end	Period	Low	High

	(reais per US. dollar)
Year Ended
December 31, 2001	2.320	2.353(1)	1.936	2.801
December 31, 2002	3.533	2.998(1)	2.271	3.955
December 31, 2003	2.889	3.060(1)	2.822	3.662
December 31, 2004	2.654	2.917(1)	2.654	3.205
December 31, 2005	2.341	2.412(1)	2.163	2.762
Month Ended
December 2005	2.341	2.277(2)	2.180	2.374
January 2006	2.216	2.279(2)	2.212	2.346
February 2006	2.136	2.170(2)	2.118	2.222
March 2006	2.172	2.165 (2)	2.107	2.224
April 2006	2.089	2.122(2)	2.089	2.154

May 2006 (through May 15)	2.177	2.118(2)	2.059	2.177

____________
Source: Central Bank
(1)	Represents the average of the exchange rates on the last day of each month during the period.
(2)	Average of the lowest and highest rates in the month.

RISK FACTORS

     An investment in the notes involves a high degree of risk. Our Annual Report on Form 20-F for the year ended December 31, 2005, which is incorporated by reference herein, describes the risks with respect to our company, the airline industry and our operating environment, particularly Brazil. You should carefully consider these risks and the ones set forth below before making your investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment. These risks are those that we currently believe may materially affect us.

Risks Related to the Notes

The notes will be effectively subordinated to liabilities of our subsidiaries and certain statutory preferences.

     The notes will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As of March 31, 2006, our subsidiaries had approximately US$82.1 million of outstanding indebtedness as to which the notes are effectively subordinated. After retiring the indebtedness of our subsidiaries, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

     In addition, under Brazilian law, our obligations under the notes and the indenture are subordinated to certain statutory preferences. In the event of our liquidation, such statutory preferences, including claims for salaries, wages, social security, taxes and court fees and expenses, will have preference over any other claims, including claims by an investor in respect of any notes.

The net share settlement feature of the notes may have adverse consequences.

     The notes will be subject to net share settlement, which means that we will satisfy our conversion obligation to holders by paying cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering cash or ADSs, or a combination of both, in settlement of any conversion obligation in excess of the principal amount of the notes, as described under “Description of Notes —Conversion Rights —Payment upon Conversion.” Accordingly, upon conversion of a note, holders might not receive any ADSs. In addition, any settlement of a conversion of notes into cash and ADSs will be delayed until at least the 25th trading day following our receipt of the holder’s conversion notice. Accordingly, you may receive less proceeds than expected because the value of the ADSs may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is determined.

There is no public market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

     The notes constitute a new issue of securities for which there is no existing market. The underwriter has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the discretion of the underwriter. No assurance can be provided regarding the development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. We do not intend to list the notes on any U.S. national securities exchange or to seek the admission of the notes for trading on the Nasdaq National Market. Accordingly, we cannot assure you that an active trading market for the notes will develop or, if a trading market develops, that it will continue. The lack of a trading market for the notes would have a material adverse effect on the market price and liquidity of the notes. Even if a market for the notes develops, the notes may trade at a discount from their initial offering price.

If the market price of our ADSs or preferred shares decreases, the market price of our notes may similarly decrease.

     We expect that the market price of our notes will be significantly affected by the market price of our ADSs or preferred shares. This may result in greater volatility in the market price of the notes than would be expected for non-convertible debt securities. The market price of our ADSs and preferred shares will likely continue to fluctuate in response to factors including the factors discussed in our most recent Annual Report on Form 20-F filed with the SEC, which is incorporated by reference into this prospectus, and in the section of this prospectus titled “Special Note About Forward-Looking Statements,” many of which are beyond our control. For instance, the price of our ADSs or preferred shares could be affected by possible sales of our ADSs and preferred shares by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our ADSs. The hedging or arbitrage could, in turn, affect the trading prices of the notes. In addition, anticipated conversions of the notes into ADSs could depress the price of our ADSs to the extent that any such conversion would result in the issuance by us of a significant number of preferred shares.

The notes are not protected by restrictive covenants.

     We are not restricted from incurring additional debt or liabilities, including additional senior debt, under the notes or the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect from time to time to incur additional debt and other liabilities. In addition, we are not restricted from creating liens on our assets.

We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchases if required by holders pursuant to the indenture.

     On                     , 2011,                     , 2016 and                     , 2021, or upon the occurrence of a “fundamental change,” holders may require us to repurchase their notes for cash at a price of 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date or fundamental change purchase date, as the case may be. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. In addition, our ability to repurchase the notes in such circumstances may be limited by law or by regulatory authority.

The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

     If a fundamental change occurs prior to                     , 2011, we will increase the conversion rate by a number of additional ADSs for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per preferred share in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective price paid per ADS in the transaction is greater than US$                     or less than US$                     (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of ADSs issuable upon conversion as a result of this adjustment exceed                     per US$1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Our obligation to increase the conversion rate in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

You may be deemed to have received a taxable dividend without the receipt of any cash.

     If we pay a cash dividend on our preferred shares, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, other adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing a holder’s proportionate share in our assets or earnings may, in some circumstances, result in a deemed distribution to such holder. For example, if the conversion rate is increased at our discretion or in certain other circumstances (including in connection with conversion upon a fundamental change), such increase may result in a deemed payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment. See “Taxation—Certain Material U.S. Federal Income Tax Considerations—Constructive Distributions.”

Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.

     If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the notes, we would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts in respect of any payment obligations under the notes will be expressed in reais equivalent to the US dollar amount at the exchange rate published by the Central Bank of Brazil as of the date on which such judgment is rendered. This exchange rate may not afford you full compensation of the amount invested in the notes.

Risks Relating to the ADSs and Our Preferred Shares

The relative volatility and illiquidity of the Brazilian securities markets may substantially limit your ability to sell the preferred shares underlying the ADSs at the price and time you desire.

     Investing in securities that trade in emerging markets, such as Brazil, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Brazilian securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States. Accordingly, upon receipt of ADSs, if any, upon conversion of the notes, although you are entitled to withdraw the preferred shares underlying the ADSs from the depositary at any time, your ability to sell the preferred shares underlying the ADSs at a price and time at which you wish to do so may be substantially limited. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 52% of the aggregate market capitalization of the BOVESPA as of December 31, 2005. The top ten stocks in terms of trading volume accounted for approximately 53%, 45% and 51% of all shares traded on the BOVESPA in 2003, 2004 and 2005, respectively.

Holders of the ADSs and our preferred shares may not receive any dividends.

     According to our by-laws, we must generally pay our shareholders at least 25% of our annual net income as dividends, as determined and adjusted under Brazilian GAAP. This adjusted income may be capitalized, used to absorb losses or otherwise appropriated as allowed under the Brazilian corporation law and may not be available to be paid as dividends. We may not pay dividends to our shareholders in any particular fiscal year if our board of directors determines that such distributions would be inadvisable in view of our financial condition.

If you surrender your ADSs and withdraw preferred shares, you risk losing the ability to remit foreign currency abroad and certain Brazilian tax advantages.

     Upon receipt of ADSs, if any, upon conversion of the notes, as an ADS holder, you benefit from the electronic certificate of foreign capital registration obtained by the custodian for our preferred shares underlying the ADSs in Brazil, which permits the custodian to convert dividends and other distributions with respect to the preferred shares into non-Brazilian currency and remit the proceeds abroad. If you surrender your ADSs and withdraw preferred shares, you will be entitled to continue to rely on the custodian’s electronic certificate of foreign capital registration for only five business days from the date of withdrawal. Thereafter, upon the disposition of or distributions relating to the preferred shares, you will not be able to remit abroad non-Brazilian currency unless you obtain your own electronic certificate of foreign capital registration or you qualify under Brazilian foreign investment regulations that entitle some foreign investors to buy and sell shares on Brazilian stock exchanges without obtaining separate electronic certificates of foreign capital registration. If you do not qualify under the foreign investment regulations you will generally be subject to less favorable tax treatment of dividends and distributions on, and the proceeds from any sale of, our preferred shares.

     If you attempt to obtain your own electronic certificate of foreign capital registration, you may incur expenses or suffer delays in the application process, which could delay your ability to receive dividends or distributions relating to our preferred shares or the return of your capital in a timely manner. The depositary’s electronic certificate of foreign capital registration may also be adversely affected by future legislative changes.

Holders of ADSs and preferred shares may be unable to exercise preemptive rights with respect to our preferred shares.

     We may not be able to offer our preferred shares to U.S. holders of ADSs pursuant to preemptive rights granted to holders of our preferred shares in connection with any future issuance of our preferred shares unless a registration statement under the Securities Act is effective with respect to such preferred shares and preemptive rights, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement relating to preemptive rights with respect to our preferred shares, and we cannot assure you that we will file any such registration statement. If such a registration statement is not filed and an exemption from registration does not exist, The Bank of New York, as depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the proceeds of such sale. However, these preemptive rights will expire if the depositary does not sell them, and U.S. holders of ADSs will not realize any value from the granting of such preemptive rights.

Substantial sales of the ADSs or our preferred shares could cause the price of the ADSs or our preferred shares to decrease.

We, our directors and executive officers, Aeropar Participações S.A. and Fundo de Investimento em Participações Asas have agreed that, subject to certain exceptions, we and they will not issue or transfer, until 90 days (or 180 days in the case of Aeropar Participações S.A. and Fundo de Investimento em Participações Asas) after the date of this prospectus any ADSs or preferred shares or any options or warrants to purchase ADSs or preferred shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs or preferred shares. After these lock-up agreements expire or if they are waived, their ADSs and preferred shares will be eligible for sale in the public market. The market price of the ADSs and our preferred shares could drop significantly if the holders of the ADSs or our preferred shares sell them or the market perceives that they intend to sell them.

RECENT DEVELOPMENTS

Results of Operations

     The following discussion should be read in conjunction with our unaudited financial statements and related notes as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 included in our report on Form 6-K submitted to the SEC on April 25, 2006 (Financial Statement under U.S. GAAP), which is incorporated by reference into this prospectus. Our historical results discussed are not necessarily indicative of our full year performance or of results to be expected from any future period. The following discussion may contain forward looking statements that involve risks and uncertainties. Our actual results may differ materially form those anticipated in these forward looking statements as a result of various factors, including those set forth under “Risk Factors” and “Special Note About Forward Looking Statements.”

The following table sets forth our operating results for the three months period ended March 31, 2006 and 2005.

	For the three month period
	ended March 31,
	(unaudited)
	2005	2006

	(In thousands)
Net operating revenues:
Passenger	R$565,181	R$829,858
Cargo and other	23,978	33,158
Total net operating revenues	589,159	863,016
Operating expenses:
Salaries, wages and benefits	54,647	81,484
Aircraft fuel	146,170	254,306
Aircraft rent	51,869	66,487
Sales and marketing	72,081	99,330
Landing fees	19,046	30,341
Aircraft and traffic servicing	17,766	31,621
Maintenance, materials and repairs	13,848	26,115
Depreciation	6,803	12,529
Other operating expenses(1)	29,683	36,968
Total operating expenses	411,913	639,181
Operating income	177,246	223,835
Other expenses:
Interest expense	(5,161)	(3,263)
Financial income (expense), net	28,676	28,058
Income before income taxes	200,761	248,630
Income taxes	(69,677)	(68,840)

Net income	131,084	179,790
Earnings per share, basic(2)	R$0.70	R$0.92
Earnings per share, diluted(2)	R$0.70	R$0.92
Weighted average shares used in computing earnings per share, basic (in thousands)(1)	187,543	195,960
Weighted average shares used in computing earnings per share, diluted (in thousands)(1)	188,388	196,160
Earnings per ADS, basic(3)	R$0.70	R$0.92

Earnings (loss) per ADS, diluted(3)	R$0.70	R$0.92
Dividends per ADS(4)	-	R$0.19
Dividends per ADS, diluted(3) (4)	-	R$0.19

______________

(1)	Contains for the first quarter of 2005 R$5,962 of expenses for aircraft insurance, which is, starting with the first quarter of 2006, recorded in Other Operating Expenses.
(2)
Our preferred shares are not entitled to any fixed dividend preferences, but are instead entitled to receive dividends per share in the same amount of dividends per share paid to holders of our common shares. However, our preferred shares are entitled to receive distributions prior to holders of the common shares. Consequently, our earnings (loss) per share are computed by dividing income by the weighted average number of all classes of shares outstanding during the year. Preferred shares are excluded during any loss period.

(3)	Adjusted for the ADS ratio change in December 2005, which changed the ratio of ADS per preferred share from one ADS representing two preferred shares to one ADS representing one preferred share.
(4)	Includes interest on shareholder’s equity, which is net of 15% withholding taxes.

Three Months Period ended March 31, 2006 and March 31, 2005

     Our net income for the first quarter 2006 increased to R$179.8 million from R$131.1 million for the first quarter 2005, an increase of R$48.7 million. We had operating income of R$223.8 million, an increase of R$46.6 million over the first quarter of 2005, and our operating margin was 25.9%, a decrease of 4.1 points from the first quarter 2005. Income before income taxes increased 23.8% to R$248.6 million.

     Net Operating Revenues. Net operating revenues increased 46.5%, or R$273.9 million, due primarily to increased passenger revenues. Increased passenger revenues were driven by a 55.1% increase in revenue passenger kilometers, primarily as a result of a 40.7% increase in departures, a 12.6% increase in average stage length, partially offset by a 2.8 percentage point decrease in load factor from 73.4% to 70.6% . Operating revenue per available seat kilometers decreased 9.1% to R$19.9 cents as a result of a 5.3% yield decline principally due a 2.8 percentage point decrease in load factor and to a 12.6% increase in our average stage length. Cargo and other revenue increased by R$9.2 million due primarily to increases in revenues from our cargo service operations.

     Operating Expenses. Operating expenses increased 55.2%, or R$227.3 million, due primarily to the operation of an average 15 additional aircraft over the year, increased flight departures during the period, an increase in the average cost and number of liters of jet fuel consumed and an increase in sales and marketing expenses and salaries, wages and benefits. Operating capacity increased by 61.1% to 4,340 million available seat kilometers due to scheduled capacity increases and an 2.9% increase in aircraft utilization to 14.4 block hours per day. Operating expenses per available seat kilometer decreased 3.7% to R$14.7 cents primarily due to higher productivity, a longer average stage length, and a greater dilution of fixed costs over a higher number of available seat kilometers, offset by increases in aircraft fuel expenses per available seat kilometer. The breakdown of our operating expenses on a per available seat kilometer basis for the first quarter 2006 compared to the first quarter 2005 is as follows (percent changes are based on unrounded numbers):

	Three Months Period Ended			Percentage of
	March 31,		Percent	Net Revenues

	(unaudited)
	2005	2006	Change	( 1Q 2006)

	(cost per available seat kilometer in R$ cents)

Operating expenses:
Salaries, wages and benefits	2.03	1.88	(7.4%)	9.4%
Aircraft fuel	5.43	5.86	7.9%	29.5%
Aircraft rent	1.93	1.53	(20.7%)	7.7%
Sales and marketing	2.68	2.29	(14.6%)	11.5%
Landing fees	0.71	0.70	(1.4%)	3.5%
Aircraft and traffic servicing	0.66	0.73	10.6%	3.7%
Maintenance, materials and repairs	0.51	0.60	17.6%	3.0%
Depreciation	0.25	0.29	16.0%	1.5%
Other operating expenses(1)	1.10	0.85	(22.7%)	4.3%
Total operating expenses	15.30	14.73	(3.7%)	74.1%
Cost per flight hour	14.37	14.19	(1.3%)	N/A
Break-even load factor	51.3%	52.3%	1.9%	N/A

(1) Contains expenses for aircraft insurance, which is, starting with the first quarter of 2006, recorded in Other Operating Expenses.

     Salaries, wages and benefits increased 49.1%, or R$26.8 million, due to (i) a 66.1% increase in full-time equivalent employees from 3,607 at March 31, 2005 to 5,991 at March 31, 2006 due to a higher number of employees in training, the international expansion of our operations and the internalization of certain services and (ii) an increase of R$2.0 million in provisions for our profit sharing plan. Salaries, wages and benefits per available seat kilometer decreased 7.4% due to increased productivity and higher capacity.

     Aircraft fuel expense increased 74.0%, or R$108.1 million, primarily due to 52.8 million more liters of fuel being consumed (a 53.5% increase from the first quarter 2005) and a 13.4% increase in average fuel cost per liter over the first quarter 2005, partially offset by a 18.5% appreciation of the real against the U.S. dollar in conjunction with a decrease in liters of fuel used per available seat kilometer of 3.6% . Aircraft fuel per available seat kilometer increased 7.9% due primarily to the increase in the average fuel cost per liter.

     Aircraft rent, which we incur in U.S. dollars, increased 28.2%, or R$14.6 million, due to an increase in the average size of our fleet to 43 aircraft from 28, partially offset by the 18.5% appreciation of the real against the U.S. dollar during the year. Aircraft rent per available seat kilometer decreased 20.7% due to higher aircraft utilization resulting in a 4.9% increase in available seat kilometers per aircraft and the appreciation of the real against the U.S. dollar.

     Sales and marketing expense increased 37.8%, or R$27.2 million, primarily due to higher ticket sales. We booked a substantial majority of our ticket sales through our website (84.9% in the first quarter 2006 compared to 77.9% in the first quarter 2005). Travel agents accounted for approximately 68.6% of our sales in the first quarter 2006, 85.1% of which through the internet. Sales and marketing per available seat kilometer decreased 14.6% due to increased internet sales, lower sales and travel agent commissions and higher aircraft utilization rates.

     Landing fees increased 59.3%, or R$11.3 million, due to a 40.7% increase in departures and an increase in international flight frequencies, which charge higher fees. Landing fees per available seat kilometer decreased 1.4% due to increased average stage length.

     Aircraft and traffic servicing expense increased 78.0%, or R$13.9 million, primarily due to an increase in our operations from 41 to 51 airports served, a 40.7% increase in departures, and an increase in consulting and technology services and average stage length. Aircraft and traffic servicing per available seat kilometer increased 10.6% due to increased average stage length and higher consulting and technology services.

     Maintenance, materials and repairs increased 88.6%, or R$12.3 million, due to 15 average additional aircraft in operation as well as maintenance of four engines, the use of spare parts inventory and repair of rotable materials. Maintenance, materials and repairs per available seat kilometer increased 17.6% .

     Depreciation increased 84.2%, or R$5.7 million, due primarily to the increase of our technology equipment, due to our expansion of operations. Depreciation per available seat kilometer increased 16.0% due to higher volume of fixed assets, particularly spare parts inventory.

     Other operating expenses increased 24.5%, or R$7.3 million, due to an increase in general and administrative expenses related to the expansion of our operations. Other operating expenses per available seat kilometer decreased 22.7% due to a decrease in insurance expenses, interrupted flight expenses, decreased lodging of flight crews and decreased direct passenger expenses. Insurance expenses per available seat kilometer decreased 33.8% to R$0.15 cents due to a reduction in average premium rates, a 18.5% appreciation of the real against the U.S. dollar, and increased aircraft utilization rates.

     Other Income (Expense). Interest expense and financial income (expense), net increased R$1.3 million, due to increases of R$4.8 million in interest income on cash balances, partially offset by an increase of R$4.7 million in exchange rate variation due to negative variation on dollar denominated deposits.

     Income Taxes. Income taxes, as a percentage of income before taxes, decreased to 27.7% in the first quarter 2006 from 34.7% in the first quarter 2005. The reduction was principally due to the payment of a portion of a mandatory minimum dividend as interest in shareholder’s equity, which is deductible for corporate income tax purposes.

Liquidity and Capital Resources

     In managing our liquidity, we take into account our cash and cash equivalents and short-term investments as well as our accounts receivable balances. Our accounts receivable balance is affected by the payment terms of our credit card receivables. Our customers can purchase seats on our flights using a credit card and pay in installments, typically creating a one- or two-month lag between the time that we pay our suppliers and expenses and the time that we receive payment for our services. When necessary, we obtain working capital loans, which can be secured by our receivables, to finance the sale-to-cash collection cycle. At March 31, 2006, we had cash and cash equivalents of R$136.9 million, short-term investments of R$775.9 million and accounts receivable of R$578.2 million, as compared to cash and cash equivalents of R$106.3 million, short-term investments of R$762.7 million and accounts receivable of R$564.0 million at December 31, 2005.

     At March 31, 2006, we had 11 revolving lines of credit with six financial institutions, which allowed for total borrowings of up to R$400.0 million. At March 31, 2006, there were loans of R$104.5 million using these lines. We expect to finance the purchase of our aircraft by a combination of financings, consisting of the United States Export-Import Bank supported financing, sale and lease back financings and local development bank funding.

     Operating Activities. We rely primarily on cash flows from operations to provide working capital for current and future operations. Cash flows from operating activities totaled R$353.7 million in 2005, R$239.9 million in 2004 and R$85.2 million in 2003. Cash flows from operating activities totaled R$93.8 million for the three months ended March 31, 2006 as compared to R$28.1 million for the three months ended March 31, 2005. The increase in operating cash flows over these periods was primarily due to the growth of our business. Net cash used for investing and financing activities was R$653.1 million in 2005 and net cash provided by investing and financing activities was R$19.5 million in 2004. Net cash used in investing and financing activities was R$51.6 million in 2003. Net cash used for investing and financing activities was R$63.3 million for the three month ended March 31,2006 and net cash used by investing and financing activities was R$339.9 million for the three months ended March 31, 2005.

     Our operating cash flows are affected by the requirement under the terms of our aircraft operating leasing agreements that we establish maintenance reserve accounts for our aircraft that must be funded at specified levels. At March 31, 2006, we had R$437.6 million of deposits under our aircraft operating leases for aircraft and engine maintenance. As our fleet ages and maintenance costs increase, funds will be drawn from the maintenance reserve accounts to pay for structural maintenance. The amount we will be required to deposit in the maintenance reserve accounts will be affected by a number of factors in addition to our fleet size and number of hours flown, including changes in maintenance rates and the potential to substitute other instruments for cash deposits.

     We believe that we can meet our existing financial commitments and aircraft rent obligations with our cash and cash equivalents, and cash from operations, short-term investments and accounts receivable collected.

     Investing Activities. During the three months ended March 31, 2006, capital expenditures were R$102.9 million, which included expenditures of R$40.0 million related to acquisitions of property and equipment and R$62.9 million of pre-delivery deposits for aircraft acquisitions. During 2005, capital expenditures were R$482.8 million, which included expenditures of R$169.4 million related to acquisitions of property and equipment and R$313.3 million of pre-delivery deposits for aircraft acquisitions. During 2004, capital expenditures were R$85.4 million, which included expenditures of R$42.0 million related to acquisitions of property and equipment and R$43.4 million of pre-delivery deposits for aircraft acquisitions. During 2003, capital expenditures were R$42.7 million related to acquisitions of property and equipment.

     Financing Activities. Financing activities during the three months ended March 31, 2006 consisted primarily of short-term borrowings of R$50.4 million. Financing activities during 2005 consisted primarily of a reduction in short-term borrowings of R$64.3 million offset by the proceeds from the issuance of R$279.1 million of preferred shares in our follow-on offering in May 2005. Financing activities during 2004 consisted primarily of short-term borrowings of R$79.4 million and the issuance of R$470.4 million of preferred shares of Gol in our initial public offering in June 2004. Financing activities during 2003 consisted primarily of short-term borrowings of R$16.1 million and the issuance of R$94.2 million of preferred shares of Gol.

     We accrued a total of R$43.5 million interim quarterly gross dividends for payment on May 23, 2006. Net of withholding taxes, these dividends equaled R$38.2 million, consisting of R$30.1 million paid on shareholders’ equity, and R$8.1 million paid in dividends. We declared dividends of R$100.8 million for the fiscal year 2005. We declared R$60.7 million and R$26.5 million of dividends for the fiscal years 2004 and 2003, respectively, which were accrued on our balance sheet as “Other Current Liabilities” and paid in March 2004 and 2003, respectively. Under our by-laws, at least 25% of our adjusted net income, as calculated under Brazilian GAAP and adjusted under the Brazilian corporation law (which differs significantly from net income as calculated under U.S. GAAP), for the preceding fiscal year must be distributed as a mandatory annual dividend. The most significant adjustment to U.S. GAAP net income in arriving at adjusted net income under Brazilian GAAP relates to the accounting for additions to our maintenance deposits. Under U.S. GAAP, additions to our maintenance deposits are deferred and such deposits are charged to operating expense as maintenance is incurred. Under Brazilian GAAP, additions to our maintenance deposits are charged to operating expenses when made.

     Capital Resources. We typically finance our leased aircraft through operating leases. Although we believe that debt and/or operating lease financings should be available for our future aircraft deliveries, we cannot assure you that we will be able to secure financings on terms attractive to us, if at all. To the extent we cannot secure financing, we may be required to modify our aircraft acquisition plans or incur higher than anticipated financing costs. We expect to continue to require working capital investment due to the use of credit card installment payments by our customers. We expect to meet our operating obligations as they become due through available cash and internally generated funds, supplemented as necessary by short-term credit lines.

     We structure our growth plans in a way that is mindful of the ANAC’s criteria for the granting of new routes and frequencies. Our growth plans contemplate operating approximately 88 aircraft by the end of 2010. As of March 31, 2006 we had firm purchase orders with The Boeing Company for 67 737-800 Next Generation aircraft and we have options to purchase an additional 34 737-800 Next Generation aircraft. As of March 31, 2006 we had 11 firm order aircraft scheduled to be delivered in 2006, 13 in 2007, 10 in 2008, 11 in 2009, 8 in 2010 and 14 after 2010. The purchase options are exercisable for deliveries between 2007 and 2012. Committed expenditures for these aircraft, based on aircraft list price and including estimated amounts for contractual price escalations and pre-delivery deposits, are US$706.5 million in 2006, US$859.7 million in 2007, US$677.4 million in 2008, US$771.4 million in 2009, US$585.7 million in 2010 and US$1,073.8 million after 2010. We expect to meet our pre-delivery deposits by using cash from operations or borrowings under short-term credit facilities and/or vendor financing. We expect to finance the balance of the purchase price of the Boeing 737-800 Next Generation aircraft through a combination of means, such as cash and funds generated from operations, low-interest bank financing and credit agreements, sale and leaseback transactions, additional equity or debt offerings and/or vendor financing.

     The firm orders represent a significant financial commitment for us. Pending the application of the proceeds from our public offerings, we have invested these proceeds in overnight deposits and deposit certificates with highly-rated Brazilian banks and short-term investments, mainly highly-rated Brazilian government bonds. As of March 31, 2006, we had approximately R$912.8 million of these short-term investments.

     While we expect that a preliminary commitment to us from the Export-Import Bank of the United States to provide guarantees covering approximately 85% of the aggregate purchase price for the firm order aircraft will assist us in obtaining low-cost financing for the purchase of the firm order aircraft, we may be required to use our own cash resources for the remaining 15% of the aggregate purchase price for the firm order aircraft. To the extent that we do not have sufficient cash resources to do so, we may be required to modify our aircraft acquisition plans or to incur higher than anticipated financing costs, which would have an adverse impact on the execution of our growth strategy and business. The Company believes that it has and will in the future have appropriate funding resources available with the combination of U.S. Eximbank supported financing, local development bank funding and sale and lease back transactions.

Trend Information

     We expect to expand our operations by adding additional flights to existing domestic routes, adding new domestic routes where sufficient market potential exists and expanding into high-traffic centers in other South American countries. As in previous years, in 2006 we will also concentrate on keeping our operating costs low and pursuing initiatives to make our operations more efficient.

     Given the demand for our services, we believe that we will continue to have significant growth opportunities. We expect to benefit from economies of scale and reduce our average cost per available seat kilometer as we add additional aircraft to an established and efficient operating infrastructure. We currently have applications with the DAC to add additional routes and flight frequencies. We expect our operating capacity to increase with the addition of up to 16 aircraft in 2006, which will increase our available seat kilometers by 45% and operating costs on an aggregate basis.

     We expect jet fuel prices will continue to be high in 2006 and we plan to use our fuel and foreign exchange hedging programs to help protect us against short-term movements in crude oil prices and the real/ U.S. dollar exchange rate.

Tabular Disclosure of Contractual Obligations

Our non-cancelable contractual obligations at March 31, 2006 included the following (in millions of reais):

	Total	2006(1)	2007/ 2008	2009/2010	After 2010

Aircraft and engine operating leases	R$914.9	R$ 199.9	R$ 442.3	R$ 196.2	R$ 76.5
Short-term borrowings	104.5	104.5	—	—	—
Long-term vendor payables	—	—	—	—	—
Aircraft purchase obligations	10,154.9	1,534.7	3,339.1	2,948.3	2,332.8
Total	R$11,174.3	R$ 1,839.1	R$ 3,781.4	R$ 3,144.5	R$2,409.3
(1) Refers to period from April 1, 2006 to December 31, 2006

Other Recent Developments

Perpetual Notes Issue

     Our wholly-owned subsidiary Gol Finance issued US$200 million 8.75% perpetual notes in an offering exempt from SEC and CVM registration on April 5, 2006. We and our subsidiary Gol Transportes Aéreos S.A. guaranteed the perpetual notes. The issue was assigned a credit rating of Ba2 by Moody’s, one notch above Brazil’s sovereign rating. The perpetual notes are senior unsecured debt obligations of Gol Finance and have no fixed final maturity date, and are callable at par at the option of the issuer after five years. We intend to use the proceeds to finance a portion of our cash payments related to our fleet expansion plan. See “Capitalization.”

Primary and Secondary Offering of Preferred Shares and ADSs

     Simultaneously with the notes offered through this prospectus, we and Fundo de Investimento em Participações Asas, the selling shareholder, intend to offer up to 14,375,000 preferred shares and ADSs, including preferred shares and ADSs that may be purchased by the underwriter pursuant to its over-allotment option, in a Brazilian and international offering. A separate registration statement on Form F-3 with respect to the international offering of preferred shares has been filed with the SEC simultaneously with the registration statement on Form F-3, of which this prospectus forms a part.

Offering of Real-Denominated Convertible Debentures in Brazil

     Concurrently with this offering of notes, we are offering up to R$                     principal amount of real-denominated convertible debentures in Brazil in a separate offering that has been filed with the CVM. This offering, the offering of convertible debentures and the offering of preferred shares and ADSs referred to above are not conditioned on one another.

Recent Industry Developments

     On June 17, 2005, Varig filed for bankruptcy protection in Brazil and the United States. In May 2006, Varig’s creditors approved a plan for the total or partial sale of Varig’s operations, assets and routes. The timing and structure of the sale procedures are still uncertain and could still be subject to change. We cannot foresee the effects on our competitive environment of a total or partial sale of Varig’s operations, assets and routes.

     The following table sets forth the historical market shares on domestic routes, based on revenue passenger kilometers, of the significant airlines in Brazil for each of the periods indicated:

						Three month
Domestic Market Share — Scheduled Airlines	Fiscal or Calendar Year December 31,					period ended	Month ended

						March 31,	April 30,

	2001	2002	2003	2004	2005	2006	2006

Gol(1)	4.7%	11.8%	19.4%	22.3%	27.3%	28.8%	33.3%
TAM	33.1%	34.9%	33.1%	35.8%	43.5%	43.8%	44.3%
Varig Group(2)	39.8%	39.3%	33.7%	31.1%	26.7%	19.5%	16.5%
Others(3)	22.4%	14.0%	13.8%	10.8%	2.5%	7.9%	5.9%
____________
Source: DAC—Annual Air Transportation Report (Anuário do Transporte Aéreo)—Statistical Data—2001-2004. Advanced Comparative Data (Dados Comparativos Avançados) 2005, for the first quarter 2006 and the month of April 2006

(1) Began operations in January 2001.
(2)	Varig Group—includes Varig, Rio Sul and Nordeste.
(3)	Includes Transbrasil (ceased operations in December 2001) and VASP until 2004, among others.

USE OF PROCEEDS

     We will receive estimated net proceeds of approximately US$                     from the sale of the notes in this offering, and proceeds of US$                     if the underwriter exercises its over-allotment option in full, in each case after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

     The net proceeds from our concurrent offering of convertible debentures in Brazil will be approximately US$                     . Additionally, the net proceeds from the concurrent offering of preferred shares and ADSs by us will be approximately US$                     (based on an ADS price of US$                     , which was the reported last sale price of the ADSs on the NYSE on                     , 2006), or US$                     if the underwriter exercises its over-allotment option in full, in each case after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

     We intend to use the net proceeds from this offering, the concurrent offering of the convertible debentures in Brazil and the concurrent offering of preferred shares and ADSs by us primarily to finance the acquisition of aircraft, equipment and materials.

CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2006 on an actual basis and on a pro forma basis (i) as adjusted to reflect the receipt of an aggregate principal amount of US$200 million from our offering of perpetual notes on April 5, 2006 and (ii) as further adjusted to reflect (x) the receipt of an aggregate principal amount of US$                     from the issuance and sale of 2,500,000 preferred shares in the form of ADSs or preferred shares by us offered concurrently with this offering in a Brazilian and international offering, assuming an offering price of US$                     per ADS or preferred share, after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option and no other change in the number of ADSs or preferred shares sold by us in such offering and (y) the receipt of an aggregate principal amount of US$100 million of the notes in this offering together with the convertible debentures offered in Brazil, assuming no exercise of the underwriter’s over-allotment option. See “Recent Developments.”
     The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustments based on the actual public offering price of the notes and the concurrent offerings of preferred shares and ADSs and the real-denominated convertible debentures in Brazil described in the preceding paragraph. You should read this table in conjunction with “Item 3 – Key Information – Selected Financial Data” and “Item 5 – Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2005 and our Report on Form 6-K dated April 25, 2006 (U.S. GAAP financial statements), which are incorporated by reference herein.

	Actual as of March 31, 2006 (1)		As adjusted for Perpetual Notes Offering as of March 31, 2006 (1)		As further adjusted for this Offering, the Convertible Debentures Offering and the Offering of Preferred Shares and ADSs as of March 31, 2006 (1)

	(in thousands)		(in thousands)		(in thousands)
Total short-term debt and current portion of
long-term debt	R$104,459	US$48,085	R$104,459	US$48,085	R$	US$
Perpetual Notes	—	—	434,480	200,000
Convertible Notes offered hereby together
with Convertible Debentures offered in
Brazil	—	—	—	—
Total Debt	104,459	48,085	538,939	248,085
Shareholders’ equity:
Preferred shares, no par value,
86,602,253 issued and outstanding,		389,179		389,179
actual (2)	845,453		845,453
Common shares, no par value, 109,448,497
issued and outstanding	41,500	19,103	41,500	19,103
Additional paid in capital	39,275	18,079	39,275	18,079
Deferred compensation expenses	(4,975)	(2,290)	(4,975)	(2,290)
Appropriated retained earnings	39,557	18,218	39,557	18,218
Unappropriated retained earnings	995,176	458,100	995,176	458,100
Accumulated and other comprehensive gain	8,669	3,991	8,669	3,991
Total shareholders’ equity	1,964,675	904,380	1,964,675	904,380

Total capitalization(3)	R$2,069,134	US$952,465	R$2,503,614	US$1,152,465

(1) The real amounts for March 31, 2006 have been converted into dollars using the exchange rate of US$1.00 = R$2.1724 and the dollar amounts of the perpetual notes have been converted into reais using the same rate, which is the selling rate reported by the Central Bank of Brazil on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amount in real currently represents such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates.

(2) Does not include:
(a) an aggregate of 421,067 preferred shares reserved for issuance pursuant to our outstanding stock options;

(b) preferred shares reserved for issuance upon conversion of the convertible notes due 2026 offered hereby; and
(c) preferred shares reserved for issuance pursuant to the convertible debentures due 2026 offered concurrently in Brazil.
(3) Total capitalization is the sum of total debt and total shareholders’ equity.

PRICE RANGE OF THE ADSs AND PREFERRED SHARES

     In the United States, our preferred shares trade in the form of ADS. The ADSs commenced trading on the NYSE on June 24, 2004. Since December 2005 each ADS represents one preferred share, issued by The Bank of New York, as Depositary pursuant to a Deposit Agreement. On December 13, 2005, we executed a change in our ADS ratio, changing from a ratio of one ADS representing two preferred shares to one ADS representing one preferred share, as approved by a meeting of the Board of Directors of the Company on November 8, 2005.

	US$ per ADS(1)

	Low	High	Average(2)

2004
Annual	8.20	16.45	10.44
First quarter	-	-	-
Second quarter	8.50	9.11	8.72
Third Quarter	8.20	10.61	9.09
Fourth Quarter	9.68	16.45	11.95
2005
Annual	12.20	28.74	16.55
First quarter	12.57	16.51	14.62
Second quarter	12.20	16.56	14.61
Third Quarter	14.06	18.00	15.88
Fourth Quarter	15.50	28.74	21.05
Last Six Months
November 2005	18.79	22.76	20.82
December 2005	23.47	28.74	25.63
January 2006	25.25	30.68	27.42
February 2006	29.08	34.12	31.43
March 2006	25.31	33.18	28.26
April 2006	27.16	37.46	32.22

May 2006 (through May 15)	35.83	40.24	38.12

_______________
Source: Bloomberg
(1)	Reflecting the ADS ratio change from one ADS representing two preferred shares to one ADS representing one preferred share, occurred in December 2005.
(2)	Calculated as average of closing prices for the period.

     Our preferred shares began trading on the São Paulo Stock Exchange on June 24, 2004. The following table sets forth the reported high and low closing sale prices for our preferred shares on the BOVESPA, for the periods indicated.

	Reais per Preferred Share

	Low	High	Average(1)

2004
Annual	25.00	44.31	29.69
First quarter	-	-	-
Second quarter	26.31	28.45	27.10
Third Quarter	25.00	30.11	26.79
Fourth Quarter	27.25	44.31	33.02
2005
Annual	32.24	66.90	39.95
First quarter	34.00	42.60	38.93
Second quarter	32.24	39.88	36.31
Third Quarter	33.53	42.00	37.19
Fourth Quarter	35.05	66.90	47.63
Last Six Months
November 2005	42.00	50.45	46.26
December 2005	51.90	66.90	58.60
January 2006	58.70	67.81	62.19

February 2006	63.67	72.00	67.41
March 2006	55.00	69.15	60.74
April 2006	58.30	79.50	68.13

May 2006 (through May 15)	76.00	82.80	79.29
____________
Source: Bloomberg
(1) Calculated as average of closing prices for the period.

DESCRIPTION OF NOTES

     We will issue the notes under an indenture to be dated as of                     , 2006 between us and                     , as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

     We refer you to the form of the indenture that has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Gol Linhas Aéreas Inteligentes S.A. and not to its subsidiaries.

General

The notes:

  will be our general unsecured obligations, and will be effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors, and to certain statutory preferences under Brazilian law;
  will be limited to an aggregate principal amount of US$100,000,000 (or US$115,000,000 if the underwriter exercises its over-allotment option to purchase additional notes in full), except as set forth below;
  mature on                     , 2026, unless earlier converted, repurchased or redeemed;
  will be issued in denominations of US$1,000 and integral multiples of US$1,000; and
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “Book-Entry, Settlement and Clearance”).

     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                     ADSs per US$1,000 principal amount of notes (equivalent to a conversion price of approximately US$                     per ADS). The conversion rate is subject to adjustment if certain events occur. We will settle conversions of all notes validly tendered for conversion in cash and ADSs, if any, based upon a daily conversion value calculated on a proportionate basis for each day of the relevant ten trading-day observation period as described below. You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

We use the term “note” in this prospectus to refer to each US$1,000 principal amount of notes.

     We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

     The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise.

     Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “Conversion Rights—Adjustment to Conversion Rate upon Conversion upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Payments on the Notes; Paying Agent and Registrar

     We will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee, through                     , will initially act as the paying agent and registrar for notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. We will, through                     , pay the principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of US$1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than US$1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

     We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

     The notes will bear interest at a rate of                     % per year from                     , 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on                    and                    of each year, beginning                     , 2006.

     Interest will be paid to the person in whose name a note is registered at the close of business on                     or                     , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Additional Amounts

     All payments (including the delivery of cash and ADSs, if any, upon conversion of the notes) by us in respect of the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of Brazil, or any authority therein or thereof or any other jurisdiction in which we are, or our successor is, organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless we are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, we will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of notes after such withholding or deduction shall equal amounts which would have been receivable in respect of the notes in the absence of such withholding or deduction. Notwithstanding the foregoing, no such additional amounts shall be payable:

     (1) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such note by reason of the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the note or enforcement of rights under the indenture and the receipt of payments with respect to the note;

     (2) in respect of notes surrendered or presented for conversion or payment (if surrender or presentment is required) more than 30 days after the Relevant Date (as defined below) except to the extent that payments under such note would have been subject to withholdings and the holder of such note would have been entitled to such additional amounts, on surrender of such note for payment on the last day of such period of 30 days;

     (3) to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such holder, if (a) compliance is required by law (or administrative or judicial interpretation thereof) as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (b) we have given the holders at least 30 days’ notice that holders will be required to provide such certification, identification, documentation or other requirement;

     (4) in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge (other than tax assessment or governmental charge imposed upon delivery of cash and ADSs, if any, upon conversion of the notes);

     (5) in respect of any tax, assessment or other governmental charge imposed on payment on the notes (other than on delivery of cash and ADSs, if any, upon conversion of the notes) which is payable other than by deduction or withholding from payments of principal of or interest on the note;

(6) in respect of any tax imposed on overall net income or any bank profits tax; or

(7) in respect of any combination of the above.

     In addition, no additional amounts shall be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.

     “Relevant Date” means, with respect to any payment on a note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the trustee. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above or otherwise in this prospectus, we shall not be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     In the event that additional amounts actually paid with respect to the notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to us.

     Any reference in this prospectus, the indenture or the notes to principal, interest or any other amount payable in respect of the notes by us (including conversion into cash and ADSs, if any) will be deemed also to refer to any additional amounts, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

     The foregoing obligation will survive termination or discharge of the indenture.

Conversion Rights

   General

     Upon the occurrence of any of the conditions described under the headings “—Conversion Based on ADS Price,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” “—Conversion upon Specified Corporate Transactions” and “—Conversion Commencing Twelve Months Prior to First Put Date” and subject to prior repurchase or redemption, holders may convert each of their notes at an initial conversion rate of                     ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$                     per ADS) at any time prior to the close of business on the business day im mediately preceding the stated maturity date.

     The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing US$1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of US$1,000 principal amount.

     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

  the principal amount of the note; and

  accrued and unpaid interest to, but not including, the conversion date.

     As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

     Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business of the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

  if we have specified a redemption date that is after a record date but on or prior to the next succeeding interest payment date;

  if we have specified a fundamental change purchase date that is after a record date but on or prior to the next succeeding interest payment date; or

  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any ADSs upon the conversion, unless the tax is due because the holder requests any ADSs to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any ADSs upon conversion.

     Notes in respect of which a holder has delivered a purchase notice or a notice of exercise of its option to require us to repurchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

     If our ADS facility maintained with The Bank of New York, as Depositary, is terminated for any reason, the notes will become convertible into cash and preferred shares, if any. In such case, all references to our ADSs will be deemed to refer to our preferred shares, all references to the “last reported sale price” of our ADSs will be deemed to refer to the “last reported sale price” of our preferred shares, and other appropriate adjustments will be made to reflect such change. In making such adjustments, where currency translations between US dollars and reais are required, the exchange rate in effect on the date of determination will apply.

Conversion Based on ADS Price

     A holder may surrender notes for conversion in any calendar quarter commencing at any time after September 30, 2006 (and only during such calendar quarter), if the last reported sale price (as defined below) of our ADSs for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the applicable conversion price per ADS on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

     The conversion trigger price immediately following issuance of the notes is US$                     , which is 120% of the initial conversion price per ADS. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

     The “last reported sale price” of our ADSs or preferred shares on any date means the closing sale price per ADS or preferred share, as applicable (or if no closing sale price is reported, the average of the bid and ask prices or, if more that one in either ease, the average of the average bid and the average ask prices) on that date as reported in composite transactions (1) with respect to the ADSs, for the principal U.S. securities exchange on which the ADSs are traded or, if the ADSs are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market, or (2) with respect to our preferred shares, on BOVESPA, as reported by BOVESPA. If the ADSs are not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” of the ADSs will be the last quoted bid price for the ADSs in the over-the-counter market on the relevant date as reported by the National Quotation Bureau on similar organization. If the ADSs are not so quoted, the “last reported sale price” of the ADSs will be the average of the mid-point of the last bid and ask prices for the ADSs on the relevant date from each of at least three U.S. nationally recognized independent investment banking firms selected by us for this purpose. If our preferred shares are not so listed, the “last reported sale price” of our preferred shares will be the average of the mid-point of the last bid and ask prices for our preferred shares on the relevant date from each of at least three U.S. nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” of our ADSs or preferred shares will be determined without reference to extended or after hours trading.

     “Trading day” means a day during which (i) trading in our ADSs generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a last reported sale price for our ADSs (other than a last reported sale price referred to in the third sentence of such definition) is available for such day; provided that if our ADSs are not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the preceding paragraph (excluding the third sentence of that paragraph), “trading day” will mean any business day.

     “Market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for our ADSs of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our ADSs or in any options, contracts or future contracts relating to our ADSs, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

     The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after September 30, 2006 (through the calendar quarter ending                     , 2010) whether the notes are convertible as a result of the price of our ADSs and notify us and the trustee.

Conversion upon Satisfaction of Trading Price Condition

     A holder may surrender notes for conversion during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the “trading price” per US$1,000 principal amount of notes was less than 98% of the product of the last reported sale price of our ADSs and the conversion rate for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for US$2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for US$2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per US$1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of our ADSs and the conversion rate.

     In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per US$1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our ADSs and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per US$1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our ADSs and the conversion rate.

     If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per US$1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our ADSs and the conversion rate for such date, we shall so notify the holders of notes.

Conversion upon Notice of Redemption

     A holder of notes that we call for redemption may surrender those notes for conversion at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. Notes in respect of which a holder has delivered a purchase notice or a notice of exercise of its option to require us to repurchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion upon Specified Corporate Transactions

     If we elect to:

  distribute to all or substantially all holders of our preferred shares (including preferred shares represented by ADSs) certain rights entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, preferred shares at less than the last reported sale price of a preferred share on the trading day immediately preceding the declaration date of the distribution; or

  distribute to all or substantially all holders of our preferred shares (including preferred shares represented by ADSs) our assets, debt securities or certain rights to purchase our securities, which distribution has a per preferred share value as determined by our board of directors exceeding 10% of the last reported sale price of our preferred shares on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the preferred shares does not automatically transfer the right to receive the relevant dividend from the seller of the preferred shares to its buyer.

     In addition, if we are party to any transaction or event that constitutes a fundamental change, a holder may surrender notes for conversion at any time from and after the 30th calendar day prior to the anticipated effective date of such transaction or event until the repurchase date corresponding to such fundamental change. Holders who convert notes in connection with any such fundamental change occurring on or prior to                     , 2011 will also be entitled to an increase in the conversion rate to the extent described below under “—Adjustment to Conversion Rate upon Conversion upon Fundamental Change.” Upon the occurrence of a fundamental change, holders will also have the right to require us to repurchase their notes as set forth below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.” We will notify holders of the occurrence of a fundamental change and issue a press release no later than 30 calendar days prior to the anticipated effective date of such transaction.

     A holder will also have the right to convert notes if we are a party to a consolidation, merger, binding share exchange or transfer or conveyance of all or substantially all of our property and assets, in each case pursuant to which our preferred shares (including preferred shares represented by ADSs) would be converted into cash, securities and/or other property, even if such transaction does not also constitute a fundamental change. A holder may exercise this conversion right at any time beginning on the 15th calendar day prior to the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders of any such transaction at least 20 calendar days prior to the anticipated effective date of such transaction.

Conversion Commencing Twelve Months Prior to First Put Date

     Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion at any time on or after                     , 2010 until the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

     If you hold a certificated note, to convert you must:

  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  if required, furnish appropriate endorsements and transfer documents;

  if required, furnish written acknowledgements, certifications and agreements in connection with the issuance of ADSs by the Depositary upon deposit of our preferred shares; and

  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

     The date you comply with these requirements is the “conversion date” under the indenture.

     If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” or “—Purchase of Notes at Your Option on Specified Dates” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon Conversion

     Except as set forth below under “—Exchange in Lieu of Conversion,” we will settle conversion of all notes validly tendered for conversion in cash and ADSs, if any. We will settle each US$1,000 principal amount of notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, cash and ADSs, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the ten trading days during the related observation period.

     The “observation period” with respect to any note means the ten consecutive trading-day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent.

     The “daily settlement amount,” for each of the ten trading days during the observation period, shall consist of:

  cash equal to the lesser of US$100 and the daily conversion value relating to such day; and

  if such daily conversion value exceeds US$100, a number of ADSs equal to (A) the difference between such daily conversion value and US$100 (such difference being referred to as the “daily excess amount”), divided by (B) the daily VWAP of our ADSs for such day, subject to our right to deliver cash in lieu of all or a portion of such ADSs as described below.

     The “daily conversion value” means, for each of the ten consecutive trading days during the observation period, one-tenth (1/10) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our ADSs (or the consideration into which our ADSs has been converted in connection with certain corporate transactions) on such day.

     The “daily VWAP” for our ADSs means, for each of the ten consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page [GOL <equity> AQR] in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) such trading day (or if such volume-weighted average price is unavailable, the market value of one ADS on such trading day as our board of directors determines in good faith using a volume-weighted method).

     By the close of business on the day prior to the first trading day of the applicable observation period, we may specify a percentage of the daily excess amount that will be settled in cash, or the cash percentage, and we will notify you of such cash percentage by notifying the trustee, which we refer to as the cash percentage notice. If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of (i) the cash percentage and (ii) the daily excess amount for such trading day. The number of ADSs deliverable in respect of each trading day in the applicable observation period will equal (i) the product of (1) 100% minus the cash percentage and (2) the daily excess amount for such trading day, divided by (ii) the daily VWAP of our ADSs for such day. If we do not specify a cash percentage by the close of business on the trading day immediately preceding the start of the applicable observation period, we must settle the entire daily excess amount for each trading day in the applicable observation period with our ADSs; provided, however, that we will pay cash in lieu of fractional ADSs as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day immediately preceding the start of the applicable observation period.

     Upon conversion, preferred shares to be represented by the ADSs issuable to converting holders will be immediately and automatically deposited into the ADS facility maintained by us with The Bank of New York, as Depositary. As a result, a converting holder will receive ADSs. Each ADS currently represents the right to receive one preferred share. The preferred shares to be represented by the ADSs issuable upon conversion will be registered in the name of the Depositary or its nominee and deposited in accordance with the terms of the Deposit Agreement. Upon delivery to and deposit with the custodian for the Depositary of the number of preferred shares to be represented by the ADSs issuable upon conversion, and receipt by the Depositary of the applicable issuance fees and applicable written acknowledgments, certifications and agreements required by the Deposit Agreement, the Depositary will, pursuant to the terms of the Deposit Agreement, deliver the ADSs to or to the order of the converting noteholder. See “Description of American Depositary Shares.” Any issuance fees associated with delivery and receipt of ADSs will be borne by us and will be payable concurrently with the issuance and delivery of

ADSs by the Depositary. In addition, we will agree to pay any taxes or duties due from the holder or us in Brazil upon the issuance and delivery of any ADSs to the holder upon conversion.

     It is expected that any newly issued ADSs will be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of ADSs, except in the limited circumstances set forth in the Deposit Agreement.

     We will agree to take all such actions and obtain all such approvals and registrations, including, without limitation, the specific registrations with the Central Bank of Brazil, with respect to the conversion of the notes into preferred shares and the issuance of ADSs representing such preferred shares upon deposit in the ADS facility.

     We will deliver cash in lieu of any fractional ADSs issuable in connection with payment of the amounts above (based on the last reported sale price of the ADSs on the last day of the applicable observation period).

Exchange in Lieu of Conversion

     When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the applicable observation period, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash or a combination of cash and ADSs equal to the consideration due upon conversion, as determined above under “—Payment upon Conversion,” at the option of the designated financial institution. By the close of business on the trading day immediately preceding the start of the applicable observation period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, ADSs, cash or a specified combination thereof.

     If the designated institution accepts any such notes, it will deliver the appropriate number of ADSs or cash, or any combination thereof, to the conversion agent and the conversion agent will deliver those ADSs or cash, or combination thereof, as the case may be, to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter, but not later than the third trading day following the last day of the applicable observation period, convert the notes into cash and ADSs, if any, as described above under “—Payment upon Conversion.”

     Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if:

  holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes;

  holders of ADSs are not eligible to participate in any of the transactions described below; or

  appropriate adjustments to the number of preferred shares represented by each ADS have been made for any of the transactions described below.

     Adjustment Events.

                    (1) If we issue our preferred shares as a dividend or distribution on preferred shares (including preferred share bonus or as a result of the capitalization of profits or reserves), or if we effect a preferred share split or preferred share combination, the conversion rate will be adjusted based on the following formula:

                    where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such preferred share split or preferred share combination, as the case may be;

CR´ = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such preferred share split or preferred share combination, as the case may be;

OS0 = the number of preferred shares outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such preferred share split or preferred share combination, as the case may be; and

OS´ = the number of preferred shares outstanding immediately after the ex-dividend date for such dividend or distribution, or the effective date of such preferred share split or preferred share combination, as the case may be.

     (2) If we distribute to all or substantially all holders of our preferred shares any rights (including subscription bonuses) or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase preferred shares, at a price per preferred share less than the last reported sale price of our preferred shares on the business day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

                         where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR´ = the conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of preferred shares outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of preferred shares issuable pursuant to such rights; and

Y = the number of preferred shares equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our preferred shares over the ten consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution.

     (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our preferred shares, excluding:

  dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

  dividends or distributions paid exclusively in cash; and

  spin-offs to which the provisions set forth below in this paragraph (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

                         where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR´= the conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our preferred shares over the ten consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding preferred share on the ex-dividend date for such distribution.

     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our preferred shares in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be adjusted based on the following formula:

                        where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR´ = the conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our preferred shares applicable to one preferred share over the first ten consecutive trading-day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our preferred shares over the first ten consecutive trading-day period after the effective date of the spin-off.

        The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off. As a result, any conversion within the ten  trading days following the effective date of any spin-off will be deemed not to have occurred until the end of such ten trading-day period.

     (4) If we pay any cash dividend or distribution to all or substantially all holders of our preferred shares (including as a result of capital reductions and preferred share redemptions or amortizations), the conversion rate will be adjusted based on the following formula:

                        where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR´ = the conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our preferred shares over the ten consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per preferred share we distribute to holders of our preferred shares.

     (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our preferred shares, if the cash and value of any other consideration included in the payment per preferred share exceeds the last reported sale price of our preferred shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

                        where,

CR0 = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;

CR´ = the conversion rate in effect on the second day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for preferred shares purchased in such tender or exchange offer;

OS0 = the number of preferred shares outstanding immediately prior to the date such tender or exchange offer expires;

OS´ = the number of preferred shares outstanding immediately after the date such tender or exchange offer expires; and

SP´ = the average of the last reported sale prices of our preferred shares over the ten consecutive trading-day period commencing on the trading day immediately after the date such tender or exchange offer expires.

     If, however, the application of the foregoing formulae (other than in connection with a preferred share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

     As used in this section, “ex-dividend date” means the first date on which the preferred shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

     Except as stated herein, we will not adjust the conversion rate for the issuance of our preferred shares or any securities convertible into or exchangeable for our preferred shares or the right to purchase our preferred shares or such convertible or exchangeable securities.

Events that Will Not Result in Adjustments. The applicable conversion rate will not be adjusted:

  upon the issuance of any preferred shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in preferred shares under any plan;

  upon the issuance of any preferred shares options or rights to purchase those preferred shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  upon the issuance of any preferred shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the proceeding bullet and outstanding as of the date the notes were first issued; or

  for accrued and unpaid interest, if any.

     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a preferred share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the notes for redemption or upon maturity. Except as described in this section and under “—Adjustments to Preferred Shares Delivered upon Conversion upon Fundamental Change,” we will not adjust the conversion rate.

Treatment of Reference Property. In the event of:

  any reclassification of our preferred shares; or
  a consolidation, merger or combination involving us; or
  a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding preferred shares (including preferred shares represented by ADSs) would be entitled to receive cash, securities or other property for their preferred shares (including preferred shares represented by ADSs), you will be entitled thereafter to convert your notes into:

  cash up to the aggregate principal amount thereof; and

  in lieu of ADSs otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our preferred shares (including preferred shares represented by ADSs) in the relevant event, which we refer to as the reference property, subject to our right to deliver cash in lieu of all or a portion of the reference property in accordance with the applicable procedures set forth under “—Payment upon Conversion.”

     The amount of cash and any reference property you receive will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

     For purposes of the foregoing, the type and amount of consideration that a holder of our preferred shares (including preferred shares represented by ADSs) would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our preferred shares (including preferred shares represented by ADSs) to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our preferred shares (including preferred shares represented by ADSs) that affirmatively make such an election.

     Adjustment for Changes in Preferred Share-to-ADS Ratio. To the extent that the number of preferred shares represented by each ADS is changed, appropriate adjustments to the conversion rate adjustments described above (which may include ignoring such provision, if appropriate) will be made to reflect such change such that the result of such change to the number of preferred shares represented by each ADS and the modified conversion rate adjustment achieves the same economic result that would have been achieved by the adjustments set forth above in the absence of a change to the number of preferred shares represented by each ADS.

     Treatment of Rights. To the extent that we have a rights plan in effect upon conversion of the notes into ADSs, you will receive, in addition to the ADSs, the rights under the rights plan, unless prior to any conversion, the rights have separated from the preferred shares represented by the ADSs, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our preferred shares, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     Voluntary Increases of Conversion Rate. We are permitted, to the extent permitted by law and subject to the applicable rules of the BOVESPA or the New York Stock Exchange, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our preferred shares or ADSs or rights to purchase our preferred shares or ADSs in connection with a dividend or distribution of preferred shares or ADSs (or rights to acquire preferred shares or ADSs) or similar event.

     Tax Effect. A holder may, in some circumstances, including the distribution of cash dividends to holders of our preferred shares, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Taxation—Certain Material U.S. Federal Income Tax Considerations—Constructive Distributions.”

Adjustment to Conversion Rate upon Conversion upon Fundamental Change

     If a fundamental change (as defined below) occurs prior to                     , 2011, if you elect to convert your notes during the period from and including the effective date of such fundamental change to and including the trading day prior to the related fundamental change purchase date, the conversion rate will be increased by an additional number of ADSs, or the additional ADSs, as described below. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 calendar days prior to the anticipated effective date of such transaction. We will settle conversions of notes as described below under “—Settlement of Conversions in a Fundamental Change.”

     The number of additional ADSs by which the conversion rate will be increased will be determined by reference to the table below, based on the date of which the fundamental change occurs or becomes effective, or the effective date, and the price paid per preferred share, converted into US dollars at the exchange rate in effect on such date and multiplied by the number of preferred shares represented by each ADS then applicable, in the fundamental change. We refer to such price as the ADS price. If holders of our preferred shares receive only cash in the fundamental change, the ADS price shall be the cash amount paid per preferred share, converted into US dollars at the exchange rate in effect on the effective date of the fundamental change and multiplied by the number of preferred shares represented by each ADS then applicable. Otherwise, the ADS price shall be the average of the last reported sale prices of our ADSs over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

     The ADS prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted ADS prices will equal the ADS prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional ADSs will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

     The following table sets forth the hypothetical ADS price and the number of additional ADSs to be received per US$1,000 principal amount of notes:

ADS Price (US$)

Effective Date

, 2006
, 2007
, 2008
, 2009
, 2010
, 2011

     The hypothetical ADS price and number of additional ADSs set forth above are based on certain assumptions and are for illustrative purposes only. The final applicable ADS price and number of additional ADSs will be set forth in the final form of this prospectus and may differ from those set forth above.

The exact ADS prices and effective dates may not be set forth in the table above, in which case:

  If the ADS price is between two ADS price amounts in the table or the effective date is between two effective dates in the table, the number of additional ADSs will be determined by a straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS price amounts and the two dates, as applicable, based on a 365-day year.

  If the ADS price is greater than US$                     (subject to adjustment), the conversion rate will not be adjusted.

  If the ADS price is less than US$                     (subject to adjustment), the conversion rate will not be adjusted.

     Notwithstanding the foregoing, in no event will the total number of ADSs issuable upon conversion exceed per US$1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

     Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of Conversions in a Fundamental Change

     As described above under “—Conversion Rate Adjustments—Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be convertible into reference property or, cash and reference property, as applicable. If, as described above, we are required to increase the conversion rate by the additional ADSs as a result of the fundamental change, notes surrendered for conversion will be settled as described under “Payment upon Conversion” above (based on the conversion rate as increased by the additional ADSs described above) on the third trading day immediately following the last day of the applicable observation period.

Optional Redemption by Us

     At any time on or after                     , 2011, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, on at least 30 days and no more than 60 days notice.

     You may convert notes or portions of notes called for redemption even if the notes are not otherwise convertible at that time, until the close of business on the business day prior to the redemption date.

     If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

     On                     , 2011,                     , 2016 and                     , 2021, you may require us to purchase any outstanding notes for which you have properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. You may submit your notes for purchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

     We will purchase each outstanding note for which you have properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of repurchase.

     We will pay the purchase price in cash. For a discussion of the tax treatment in the United States and Brazil of a holder receiving cash, see “Taxation.”

     Required Notices and Procedure

     On a date not less than 25 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by you electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  if certificated, the certificate numbers of your notes to be delivered for purchase;

  the portion of the principal amount of notes to be purchased, which must be US$1,000 or an integral multiple thereof; and

  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

  the principal amount of the withdrawn notes;

  if certificated notes have been issued, the certificate number of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  the principal amount, if any, which remains subject to the purchase notice.

In connection with any purchase offer, we will:

  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

     Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

     We may not have enough funds to pay the purchase price at the specified purchase dates. See “Risk Factors—Risks Related to the Notes—We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchases if required by holders pursuant to the indenture.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the notes under certain circumstances If we fail to purchase the notes when required on a purchase date, we will be in default under the indenture.

     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

     If a fundamental change (as defined below) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to US$1,000 or an integral multiple of US$1,000, on a date, which we refer to as the fundamental change purchase date, of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change notice described below. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. Any notes purchased by us will be paid for in cash.

     A “fundamental change” will be deemed to have occurred upon a change in control or a termination of trading.

     A “change in control” means either of the following events:

  any person or group, other than us, our subsidiaries or any employee benefit plan of ours or our subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner of our capital stock with a majority of the total voting power of all of our outstanding capital stock that is entitled to vote generally in the election of our board of directors, which we refer as voting securities, unless such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

  we consolidate with or merge with or into another person (other than one of our subsidiaries), or sell, convey, transfer or lease all or substantially all of our properties and assets to any person (other than one of our subsidiaries), or any person (other than one of our subsidiaries) consolidates with or merges with or into us, and our outstanding voting securities are reclassified into, converted for or converted into the right to receive any property or security, provided that none of these circumstances will be a change in control if persons that beneficially own our voting securities immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of our voting securities immediately prior to the transaction.

For purposes of defining a change in control:

  the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

  the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

  the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares of capital stock that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

     Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for our preferred shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the transaction or transactions constituting the change in control consists of securities traded on BOVESPA or a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such securities.

     A “termination of trading” will be deemed to have occurred if:

  our preferred shares are not listed for trading on BOVESPA; or

  our ADSs, or other securities into which the notes are then convertible, are not listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

     On or before the 20th day after we know or reasonably should know of the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right, which we refer to as the fundamental change notice. Such notice shall state, among other things:

  the events causing a fundamental change;

  the date of the fundamental change;

  the last date on which a holder may exercise the repurchase right;

  the fundamental change purchase price;

  the fundamental change purchase date;

  the name and address of the paying agent and the conversion agent, if applicable;

  the applicable conversion rate and any adjustments to the applicable conversion rate;

  that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  the procedures that holders must follow to require us to purchase their notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

     To exercise the purchase right, you must deliver, on or before the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

  if certificated, the certificate numbers of your notes to be delivered for purchase;

  the portion of the principal amount of notes to be purchased, which must be US$1,000 or an integral multiple thereof; and

  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

  the principal amount of the withdrawn notes;

  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  the principal amount, if any, which remains subject to the purchase notice.

                    In connection with any fundamental change purchase offer, we will:

  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

     We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

     The purchase rights of the holders could discourage a potential acquirer. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization or similar transaction involving us.

     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors—Risks Related to the Notes—We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchases if required by holders pursuant to the indenture.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the notes under certain circumstances If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.

     No notes maybe purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Tax Redemption

     If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction (as defined above under “—Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such laws, any treaties, rules, or related agreements to which the Taxing Jurisdiction is a party or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the notes or on or after the date a successor assumes the obligations under the notes, we or any successor has or will become obligated to pay additional amounts as described above under “—Additional Amounts” in excess of the additional amounts we or any such successor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% or at a rate of 25% in case the holder of the notes is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) as a result of the taxes, duties, assessments and other governmental charges described above, which we refer to as the Minimum Withholding Level, we or any of our successors may, at our or its option, redeem all, but not less than all, of the notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which we or any such successor would, but for such redemption, be obligated to pay the additional amounts above the Minimum Withholding Level. We or any such successor shall not have the right to so redeem the notes in the event we are or it is obliged to pay additional amounts which in the aggregate amount to less than the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, we or any such successor shall not have the right to so redeem the notes unless we have or it has taken reasonable measures to avoid the obligation to pay additional amounts.

     In the event that we or any successor elects to so redeem the notes, we or it will deliver to the trustee: (1) a certificate, signed in our name or any successor’s name by any two of our or its executive officers or by our or its attorney in fact in accordance with our or its bylaws, stating that we or any successor is entitled to redeem the notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to our right or the right of any successor to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably acceptable to the trustee, to the effect that we or any successor has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level as a result of the change or amendment, that we or it cannot avoid payment of such excess additional amounts by taking reasonable measures available to us or it and that all governmental requirements necessary for us or any successor to effect the redemption have been complied with.

Consolidation, Merger and Sale of Assets

     The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (other than us) is a person organized and existing under the laws of Brazil, the United States of America, any State thereof or the District of Columbia, and such person (other than us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger, conveyance or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an Event of Default:

     (1) default in any payment of interest, including any related additional amounts, on any note when due and payable and the default continues for a period of 30 days;

     (2) default in the payment of principal of any note, including any related additional amounts, when due and payable at stated maturity, upon redemption or required repurchase, upon declaration or otherwise;

     (3) our failure to comply with our obligations to convert the notes into cash or a combination of cash and ADSs, as applicable, upon exercise of a holder’s conversion right;

     (4) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

     (5) our failure to issue a fundamental change notice in accordance with the terms of the indenture;

     (6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

     (7) failure by us or any of our significant subsidiaries (as defined below) to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of US$50 million in the aggregate of ours and/or any such subsidiary, whether such debt now exists or shall hereafter be created resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

     (8) certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our significant subsidiaries, which we refer to as the bankruptcy provisions.

     As used herein, the term “significant subsidiary” means any subsidiary of ours (or any successor) which, at the time of determination, either (a) had assets which, as of the date of our (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of our (or such successor’s) total assets on a consolidated basis as of such date or (b) had revenues for the 12-month period ending on the date of our (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of our (or such successor’s) total revenues on a consolidated basis for such period.

     If an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional amounts, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional amounts, will be due and payable immediately. However, upon an Event of Default arising out of the bankruptcy provisions relating to us, the aggregate principal amount and accrued and unpaid interest, including additional amounts, will be due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional amounts) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest, including additional amounts, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional amounts, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee security or indemnify reasonably satisfactory to it against any loss, liability or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Events of Defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the principal amount of notes the holders of which must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal, or extend the stated maturity, of any note;

     (4) make any change that adversely affects the conversion rights of any notes;

     (5) reduce the fundamental change purchase price, redemption price or optional purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

     (6) change the place or currency of payment of principal or interest in respect of any note;

     (7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

     (8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

     (9) change our obligation to pay additional amounts.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture to:

     (1) cure any ambiguity, omission, defect or inconsistency;

     (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

     (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section l63(f)(2)(B) of the U.S. Internal Revenue Code);

     (4) add guarantees with respect to the notes;

     (5) secure the notes;

     (6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

     (7) make any necessary changes to permit the conversion of the notes into cash and our preferred shares, if any, as a result of the termination of our ADS facility; or

     (8) make any change that does not materially adversely affect the rights of any holder, provided that any amendment made solely to conform the provisions of the indenture or the notes to the description of the notes in this prospectus will not be deemed to materially adversely affect the rights of any holder.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, conversion or otherwise, cash or securities sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our ADSs or preferred shares, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

                         is the trustee and conversion agent and, through                     , the paying agent and registrar.

Governing Law and Submission to Jurisdiction

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

     Each of the parties to the indenture will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We will appoint CT Corporation System, currently having an office at 111 Eighth Avenue, New York, New York 10011, as our authorized agent upon which process may be served in any such action.

Currency Indemnity

     US dollars are the sole currency of account and payment for all sums payable by us under or in connection with the notes, including damages. Any amount received or recovered in a currency other than US dollars (whether as a result of, or through the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by any holder of a note in respect of any sum expressed to be due to it from us will only constitute a discharge to us to the extent of the US dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that US dollar amount is less than the US dollar amount expressed to be due to the recipient under any note, we will indemnify such holder against any loss sustained by it as a result; and if the amount of US dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting a note, be deemed to have agreed to repay such excess. In any event, we will indemnify the recipient against the cost of making any such purchase.

     For the purposes of the preceding paragraph, it will be sufficient for the holder of a note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of US dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of US dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of a note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

     The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

     Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     Book-Entry Procedures for the Global Notes

     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors, The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter is responsible for those operations or procedures.

     DTC has advised us that it is:

  a limited purpose trust company organized under the laws of the State of New York;
  a “banking organization” within the meaning of the New York State Banking Law;
  a member of the Federal Reserve System;
  a “clearing corporation” within the meaning of the Uniform Commercial Code; and
  a “clearing agency” registered under Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  will not be entitled to have notes represented by the global note registered in their names;

  will not receive or be entitled to receive physical, certificated notes; and
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

     Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant.); or
  if an event of default in respect of the notes has occurred and is continuing and the trustee has received a request from DTC.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

     An ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one preferred share (or a right to receive one preferred share) deposited with the principal São Paulo office of Banco Itaú S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York, as depositary, will execute and deliver the ADRs, when issued.

     If you receive ADSs, if any, upon conversion of the notes, you may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you receive ADSs upon conversion of the notes and hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the preferred shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

     The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on preferred shares or other deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of preferred shares your ADSs represent.

  Cash. The depositary will convert any cash dividend or other cash distribution we pay on the preferred shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

  Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
  Shares. The depositary may distribute additional ADSs representing any preferred shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell preferred shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new preferred shares.
  Rights to purchase additional preferred shares. If we offer holders of our securities any rights to subscribe for additional preferred shares or any other rights, the depositary may make these rights available to you. Ifthe depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights to purchase preferred shares available to you, it will exercise the rights and purchase the preferred shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

  U.S. securities laws may restrict transfers and cancellation of the ADSs representing preferred shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

  Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, preferred shares, rights or anything else to ADR holders. (See “Risk Factors—Risks Relating to the ADSs and Our Preferred Shares”). This means that you may not receive the distributions we make on our preferred shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

     The depositary will deliver ADSs if you or your broker deposits preferred shares or evidence of rights to receive preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel ADSs and obtain shares?

     If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the preferred shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

     If the preferred shares acquire voting rights, you may instruct the depositary to vote the shares underlying your ADRs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

Fees and Expenses

Persons depositing preferred shares or ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of preferred shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been preferred shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

$.02 (or less) per ADS per calendar year (to the extent the depositary has not collected a cash distribution fee of $.02 per ADS during the year) (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Depositary services

Registration or transfer fees	• Transfer and registration of preferred shares on our preferred share register to or from the name of the depositary or its agent when you deposit or withdraw preferred shares.

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or preferred share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Any charges incurred by the depositary or its agents for servicing the deposited securities	• No charges of this type are currently made in the Brazilian market

Payment of Taxes

     The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our preferred shares	The cash, shares or other securities receivedby the depositary will become depositedsecurities. Each ADS will automaticallyrepresent its equal share of the newdeposited securities.

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the preferred shares that are not distributed to you	The depositary may distribute some or all ofthe cash, shares or other securities itreceived. It may also deliver new ADRs or askyou to surrender your outstanding ADRs inexchange for new ADRs identifying the newdeposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

     We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

     The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise you that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver preferred shares and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

     The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;
  are not liable if either of us exercises discretion permitted under the deposit agreement;
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

     Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of preferred shares, the depositary may require:

  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any preferred shares or other deposited securities;
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Preferred Shares Underlying your ADRs

     You have the right to surrender your ADSs and withdraw the underlying preferred shares at any time except:

  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of preferred shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our preferred shares.
  When you owe money to pay fees, taxes and similar charges.
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of preferred shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

     The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying preferred shares. This is called a pre-release of the ADSs. The depositary may also deliver preferred shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying preferred shares are delivered to the depositary. The depositary may receive ADRs instead of preferred shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the preferred shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. We intend to limit pre-release at our discretion.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information relating to the beneficial ownership of our common shares and preferred shares as of April 30, 2006, by each person known by us to beneficially own 5% or more of our common shares or preferred shares and all our directors and officers as a group.

     Each shareholder’s percentage ownership in the following table is based on 196,050,750 shares, consisting of 109,448,497 common shares and 86,602,253 preferred shares outstanding as of April 30, 2006. The table below sets forth the beneficial ownership in our shares as of April 30, 2006, assuming the sale of 2,500,000 preferred shares by us and 10,000,000 preferred shares by Fundo de Investimento em Participações Asas, the selling shareholder, in the concurrent offering by us and by the selling shareholder, of preferred shares and ADSs.

			Preferred Shares		Preferred Shares
	Common Shares		Before the Offer		After the Offer

	Shares	(%)	Shares	(%)	Shares	(%)

Aeropar Participações S.A. (1)	109,448,477	100.0%	—	—-	—	—
Fundo de Investimento em Participações Asas (2)	—	—	34,845,638	40.2%	24,845,638	27.9%
Executive officers and directors as a group (9
persons)	14(3)	*	753,196	0.9%	753,196	0.8%
Free Float	6	*	51,003,419	58.9%	63,503,419	71.3%
Total	109,448,497	100.0%	86,602,253	100.0%	89,102,253	100.0%

_________________

*	Represents ownership of less than 1%.
(1)
Aeropar Participações S.A., or Aeropar, is a company controlled by Aller Participações S.A., a closely-held corporation headquartered in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 551, 10th floor, part, enrolled with C.N.P.J. under No. 07.058.533/0001-73, Vaud Participações S.A., a closely-held corporation headquartered in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 551, 10th floor, part, enrolled with C.N.P.J. under No. 07.058.553/0001-44, Thurgau Participações S.A., a closely-held corporation headquartered in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 551, 10th floor, part, enrolled with C.N.P.J. under No. 07.061.067/0001-85 and Limmat Participações S.A., a closely-held corporation headquartered in the City of São Paulo, State of São Paulo, at Rua Funchal, No. 551, 10th floor, part, enrolled with C.N.P.J. under No. 07.058.544/0001-53, which, in turn, are controlled by Messrs. Constantino de Oliveira Júnior, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino, respectively.

(2)
Aeropar concluded, on March 17, 2006, a restructuring of its corporate shareholdings, by means of which 31,493,863 of our preferred shares, held by Aeropar, were transferred to the Fundo de Investimento em Participações Asas, or the Fund, which is controlled by Messrs. Constantino de Oliveira Júnior, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino. In addition, our former shareholder Comporte Participações S.A. (a company controlled equally by Constantino de Oliveira Junior, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino), or Comporte, also transferred its 3,351,775 of our preferred shares to the same Fund.

(3)	Shares transferred to members of the board of directors for eligibility purposes.

TAXATION

Certain Material U.S. Federal Income Tax Considerations

     This discussion is a summary of the material U.S. federal income tax consequences of acquiring, holding and disposing of our notes, and of ADSs received upon conversion of our notes. This summary applies only to beneficial owners of notes that are “U.S. Holders,” as defined below who purchase notes at the initial issue price in this offering (which equals the first price at which a substantial amount of the notes is sold to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and then hold the notes, and ADSs received upon exercise of the conversion of the notes, as capital assets (generally, property held for investment). This summary is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), its legislative history, existing final, temporary and proposed Treasury Regulations, administrative pronouncements by the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

     This summary does not purport to address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a U.S. Holder, and you are urged to consult your own tax advisor regarding your specific tax situation. Moreover, this summary does not address U.S. Holders that may be subject to special rules, including, for example:

  insurance companies;
  tax-exempt organizations;
  broker-dealers;
  traders in securities that elect to mark to market;
  partnerships and other pass-through entities;
  banks or other financial institutions;
  persons whose functional currency is not the U.S. dollar;
  U.S. expatriates;
  persons that hold the notes as part of a hedge, straddle, conversion, or other integrated transaction;
  persons that own, directly, indirectly, or constructively, 10% or more of the total combined voting power, if any, of our voting stock;
  persons subject to the alternative minimum tax.

      In addition, this discussion does not address the state, local and non-U.S. tax considerations or any aspect of U.S. federal tax law other than income taxation.

     You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, owning, and disposing of our notes and ADSs received upon conversion based upon your particular circumstances.

     Except where specifically described below, this discussion assumes that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Please see the discussion under “—Taxation—Certain Material U.S. Federal Income Tax Considerations—Passive foreign investment company rules” below.

You are a “U.S. Holder” if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the United States;
  a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or
  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if the trust has a valid election in effect under current Treasury regulations to be treated as a U.S. person).

      If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A prospective investor who is a partner of a partnership holding our notes should consult its own tax advisor.

Payments of stated interest

     It is expected, and the following discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the notes are issued at a discount (i.e., the issue price of the notes is less than the principal amount of the notes) of more than a de minimis amount, a U.S. Holder will be required to include such discount in gross income, as original issue discount, as it accrues, in accordance with a constant yield method based on compounding of interest before the receipt of cash payments attributable to this income.

     Interest received or accrued on the notes generally will constitute income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the notes.

Effect of Brazilian withholding taxes on interest

     As discussed in “Taxation „Ÿ Certain Material Brazilian Tax Considerations”, payments of interest in respect of the notes will be subject to Brazilian withholding taxes. As discussed under “Description of Notes—Additional Amounts”, we will pay additional amounts to U.S. Holders (subject to certain exceptions) so that U.S. Holders receive the same amounts they would have received had no Brazilian withholding taxes been imposed. For U.S. federal income tax purposes, U.S. Holders would be treated as having actually received the amount of Brazilian taxes withheld by us (as well as the additional amounts paid by us in respect thereof) with respect to a note, and as then having actually paid over the withheld taxes to the Brazilian taxing authorities. As a result, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest will be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

     Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Brazilian income taxes withheld by us. Alternatively, a U.S. Holder may elect to claim a deduction for such Brazilian income taxes in computing its U.S. federal taxable income provided that the election shall apply to all foreign income taxes paid or accrued by the U.S. Holder for the taxable year. For purposes of the foreign tax credit limitation, foreign source income is classified in one of several “baskets”, and the credit for foreign taxes paid or accrued with respect to foreign source income in any basket is limited to U.S. federal income tax allocable to that income. In taxable years beginning before January 1, 2007, interest generally will constitute foreign source income in the “high withholding tax interest” basket if the notes are subject to Brazilian withholding tax at a rate of 5.0% or higher. If the notes are not subject to a withholding tax at such rate or in any case in taxable years beginning after

December 31, 2006, interest generally will be in the “passive income” basket. In certain circumstances, a U.S. Holder may be unable to claim foreign tax credits (subject to the discussion above regarding an election to deduct foreign taxes) for foreign income taxes imposed on a payment of interest if the U.S. Holder has not held the notes for at least 16 days during the 31 day period beginning on the date that is 15 days before the date on which the right to receive the payment arises. The rules governing foreign tax credits are complex and prospective purchasers should consult their tax advisers concerning the U.S. foreign tax credit implications of the payment of these Brazilian taxes.

Conversion of notes

     The U.S. federal income tax treatment of a U.S. Holder's conversion of the notes into our ADSs and cash is uncertain. U.S. Holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange as briefly discussed below. Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under "Taxation—Certain Material U.S. Federal Income Tax Considerations--Sale or other taxable disposition (other than conversion) of notes or ADSs received upon conversion of notes" below.

     Cash received in lieu of a fractional ADS generally should be treated as a payment in exchange for such fractional ADS rather than as a dividend. Therefore, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional ADS in an amount equal to the difference between the amount of cash received and such Holder's adjusted tax basis in such ADS. This capital gain or loss will be taxable as described under "—Taxation—Certain Material U.S. Federal Income Tax Considerations--Sale or other taxable disposition (other than conversion) of notes or ADSs received upon conversion of notes" below.

     Possible treatment as part conversion and part redemption.

     The conversion of a note into ADSs and cash may be treated for U.S. federal income tax purposes as in part a conversion into ADSs and in part a payment in redemption of a portion of the notes. In that event, a U.S. Holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into ADSs, except with respect to any cash received in lieu of a fractional ADS and except for any ADS received that is attributable to accrued but unpaid interest not previously included in gross income, as discussed below. A U.S. Holder's adjusted tax basis in the ADSs received upon conversion generally would be equal to the portion of its adjusted tax basis in a note allocable to the portion of the note deemed converted (less the basis allocable to any fractional ADS for which the U.S. Holder receives cash). A U.S. Holder's holding period for such ADSs generally would include the period during which the U.S. Holder held the note. With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis allocable to such portion of the note. Such gain or loss would be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

     Possible treatment as a recapitalization

      The conversion of a note into our ADSs and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder would be required to recognize any gain arising on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. Holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. Holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash and the fair market value of ADSs (treating fractional ADSs as received for this purpose) in the exchange over (B) the U.S. Holder's adjusted tax basis in the notes; and (ii) the amount of cash received upon conversion. For the purpose of determining the amount of gain recognized upon conversion, the amount of cash received upon conversion will not include cash received in lieu of fractional ADSs (which would be treated in the manner described above) or cash attributable to accrued but unpaid interest (which would be treated in the manner described below under "—Taxation—Certain Material U.S. Federal Income Tax Considerations--Treatment of accrued and unpaid interest”). The U.S. Holder would have an aggregate tax basis in the ADSs received in the conversion equal to the aggregate tax basis of the notes converted (less any basis allocable to any fractional ADSs deemed received in the conversion), decreased by the aggregate amount of cash (other than cash in lieu of fractional ADSs) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional ADSs). The holding period for such ADSs received by the U.S. Holder would include the period during which the U.S. Holder held the notes. Any such gain recognized will be long-term capital gain if the U.S. Holder has held the notes for more than one year. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

     U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and ADSs.

Treatment of accrued and unpaid interest

     Notwithstanding the foregoing, regardless of the manner in which the conversion is characterized, any amount received by a U.S. Holder on the conversion of a note will be subject to U.S. federal income tax as ordinary income to the extent such amount is attributable to accrued and unpaid interest not previously included in gross income. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and ADSs. If ADSs are received that are attributable to accrued but unpaid interest on a note, the U.S. Holder will have a tax basis in the ADSs equal to the amount of such interest, and the holding period for the ADSs will not include any period during which the U.S. Holder held the notes.

Impact of additional amounts paid with respect to Brazilian withholding upon conversion

     As discussed in “Taxation „Ÿ Certain Material Brazilian Tax Considerations”, Brazilian withholding may apply to the conversion of the notes. In such circumstances, discussed under “Terms and Conditions of the Notes—Additional Amounts”, we will pay additional amounts to U.S. Holders (subject to certain exceptions) so that U.S. Holders receive the same amounts they would have received had no Brazilian withholding taxes been imposed. The U.S. federal income tax treatment of the payment of such additional amounts is not entirely clear. For U.S. federal income tax purposes, U.S. Holders would likely be treated as having actually received the amount of Brazilian taxes withheld by us (as well as the additional amounts paid by us in respect thereof) with respect to a note, and as then having actually paid over the withheld taxes to the Brazilian taxing authorities. As a result, the amount of gain (or loss) recognized for U.S. federal income tax purposes upon the conversion would be increased (or decreased) by the amount of Brazilian taxes withheld by us (as well as the additional amounts paid by us in respect thereof). Capital gain (including this additional gain or loss), recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to benefit from the foreign tax credit for that Brazilian tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources in the appropriate income category. Alternatively, the U.S. Holder may take a deduction for the Brazilian tax if it does not elect to claim a foreign tax credit for any foreign income tax paid or accrued during the taxable year.

Sale or other taxable disposition (other than conversion) of notes or ADSs received upon conversion of notes

     Upon the sale or other taxable disposition (other than conversion) of notes or ADSs received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash proceeds and the fair market value of any property received on such sale or exchange (except, in the case of a note, to the extent such amount is attributable to accrued interest, which will be subject to tax as ordinary income to the extent not previously included in gross income by the U.S. Holder) and (b) the U.S. Holder's adjusted tax basis in the note or ADSs, as applicable. Such gain or loss will be long-term if the U.S. Holder is treated as holding the note, or ADSs received upon conversion of a note, as the case may be, for more than one year at the time of sale or other taxable disposition. Generally, long-term capital gain for certain non-corporate U.S. Holders (including individuals) is eligible for a reduced rate of taxation. The amount deductible in respect of a capital loss is subject to limitations under the Code.

   As discussed in “Taxation „Ÿ Certain Material Brazilian Tax Considerations” below, there is no assurance that Brazilian tax will not be imposed upon the sale or other taxable disposition of a note or an ADS. If a Brazilian tax is withheld on the sale or other taxable disposition of a note or an ADS, the amount realized by a U.S. Holder will include the gross amount of the proceeds of the sale or other disposition before deduction of the Brazilian tax. Capital gain or loss, if any, realized by a U.S. Holder on the sale or other taxable disposition of a note or an ADS generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, in the case of a disposition of a note or an ADS that is subject to Brazilian tax imposed on the gain, the U.S. Holder may not be able to benefit from the foreign tax credit for that Brazilian tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources in the appropriate income category. Alternatively, the U.S. Holder may take a deduction for the Brazilian tax if it does not elect to claim a foreign tax credit for any foreign income tax paid or accrued during the taxable year.

     Withdrawals of preferred shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Constructive distributions

     If at any time we make a distribution of property to our shareholders that would be taxable to our shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is adjusted, such adjustment generally will be deemed to be the payment of a taxable dividend for U.S. federal income tax purposes, to U.S. Holders of the notes. For example, an adjustment of the conversion rate in the event of distributions of our debt instruments, or our assets, or an adjustment in the event of a cash dividend paid by us, generally will result in deemed dividend treatment to U.S. Holders of the notes. As a result, a U.S. Holder could have taxable income as a result of an event pursuant to which the U.S. Holder receives no cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the shareholders in our assets or earnings and profits (as determined under U.S. federal income tax principles), then such increase in the proportionate interest of shareholders generally will be treated as a distribution to the shareholders, taxable as a dividend to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the notes in such circumstances, however, generally will not be considered to result in a constructive dividend distribution. U.S. Holders should consult their tax advisors concerning the appropriate tax treatment of an adjustment to the conversion rate of the notes. Any deemed distribution described above will generally be taxed in the same manner as an actual distribution. See “Distributions on ADSs” below.

Distributions on ADSs

     Cash distributions (including amounts withheld to pay Brazilian withholding taxes and distributions of notional interest charges on shareholders’ equity, but excluding distributions in redemption of the ADSs treated as exchanges or sales under the Code) made by us to or for the account of a U.S. Holder with respect to ADSs generally will be taxable to such U.S. Holder as ordinary dividend income when such distribution is paid, actually or constructively, out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such U.S. Holder’s adjusted tax basis in the ADSs, and thereafter as capital gain. As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

     Dividends paid by us generally will not be eligible for the dividends received deduction available under the Code to certain U.S. corporate shareholders. Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by certain non-corporate U.S. Holders (including individuals) prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid a PFIC. Our ADSs are listed on the New York Stock Exchange, and therefore the ADSs will qualify as readily tradable on an established securities market in the United States so long as they are so listed. However, no assurances can be given that the ADSs will be or remain readily tradable. As discussed below under “Passive Foreign Investment Company rules,” based upon the nature of our current and projected income, assets and activities, we do not believe that we were a PFIC in our last taxable year, and we do not expect to be a PFIC for our current taxable year and in the foreseeable future, although no assurances can be made in this regard.

     A U.S. Holder will be entitled, subject to a number of complex limitations and conditions, to claim a U.S. foreign tax credit in respect of any Brazilian withholding taxes imposed on dividends received on preferred shares or ADSs. U.S. Holders who do not elect to claim a foreign tax credit with regard to any foreign income taxes paid or accrued during the taxable year may instead claim a deduction in respect of such withholding taxes. Dividends received with respect to the ADSs will be treated as foreign source income for U.S. foreign tax credit purposes, which may be relevant in calculating such U.S. Holder’s U.S. foreign tax credit limitation. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances. The U.S. Treasury has expressed concern that intermediaries in connection with depository arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. persons who are holding depositary shares. Accordingly, investors should be aware that the discussion above regarding the ability to credit Brazilian withholding tax on dividends and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders described above could be affected by actions taken by parties to whom the ADSs are released and the IRS.

     For U.S. federal income tax purposes, the amount of any cash dividend paid in Brazilian currency will equal the U.S. dollar value of the distribution, calculated by reference to the exchange rate in effect at the time the distribution is received by the depositary, regardless of whether the payment is in fact converted to U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of such distribution if such Brazilian currency is converted into U.S. dollars on the date of such receipt. If the Brazilian currency is not converted into U.S. dollars on the date of such receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Brazilian currency. Such foreign currency gain or loss, if any, will be U.S. source ordinary income or loss.

Passive foreign investment company rules

     In general, a foreign corporation is a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds stock in the foreign corporation, at least 75% of its gross income is passive income or at least 50% of the value of its assets (determined on the basis of a quarterly average) produce passive income or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of investment assets (subject to various exceptions). Based upon the nature of our current and projected income, assets and activities, we do not believe that we were classified as a PFIC for our last taxable year, and we do not expect to become a PFIC for the current taxable year or the foreseeable future. However, the PFIC determination is made on an annual basis and thus may be subject to change. In particular, the PFIC determination is based on the nature of our income and assets from time to time, which could be affected by changes in our business plan or events beyond our control. Moreover, the PFIC determination involves the application of complex tax rules, and there is some uncertainty as to their application. For these reasons, no assurances can be provided that we will not be considered a PFIC for the current or any past or future tax year.

     If, contrary to the discussion above, we are treated as a PFIC, a U.S. Holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to (a) any gain realized on the sale or other disposition of notes or ADSs, and (b) any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on the preferred shares or ADSs exceed 125% of the average annual distributions the U.S. Holder received on ADSs during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs). Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the notes or ADSs, as the case may be, (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for that year and (d) the interest charge generally applicable to underpayments of U.S. federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

     A U.S. Holder who owns the notes or ADSs during any taxable year we are a PFIC must file IRS Form 8621. In general, if we are treated as a PFIC, the rules described above will not apply if a U.S. Holder elects to be subject to a mark-to-market regime for stock in a PFIC. A U.S. Holder may elect mark-to-market treatment for its ADSs (but not notes), provided the ADSs, for purposes of the rules, constitute “marketable stock” as defined in Treasury regulations. The ADSs will be “marketable stock” for this purpose if they are regularly traded on the New York Stock Exchange, other than in de minimis quantities, on at least 15 days during each calendar quarter. A U.S. Holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the ADSs had been sold at fair market value. Any gain recognized by the U.S. Holder under mark-to-market treatment, or on an actual sale, would be treated as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the value of ADSs as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark-to-market income not offset by previously deducted decreases in value. Any loss on an actual sale of ADSs would be a capital loss to the extent in excess of previously included mark-to-market income not offset by previously deducted decreases in value. A U.S. Holder’s tax basis in ADSs would increase or decrease by gain or loss taken into account under the mark-to-market regime. A mark-to-market election is generally irrevocable. U.S. Holders should consult their own tax advisors as to the availability of the mark-to-market election, and the implications of such an election in the event that we were a PFIC for years prior to the making of the election.

     If we are deemed to be a PFIC for a taxable year, dividends on our ADSs would not be “qualified dividend income” subject to preferential rates of Unites States federal income tax, as described above. See “—Taxation—Certain U.S. Federal Income Tax Considerations—Distributions on ADSs.”

Backup withholding and information reporting

     In general, interest on the notes, dividends on ADSs, and payments of the proceeds of a sale, exchange or other disposition of ADSs, paid within the United States or through certain U.S.-related financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

     A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such U.S. Holder’s U.S. federal income tax liability by filing a refund claim with the IRS. The amount of any backup withholding tax from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Certain Material Brazilian Tax Considerations

     Taxation of the Notes

     The following discussion summarizes certain Brazilian income tax considerations that may be relevant to you if you invest in the notes. This summary is based on laws and regulations now in effect in Brazil, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes.

     The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Noteholder”).

     Capital Gains. Generally, capital gains assessed by Non-Brazilian Noteholder are subject to Brazilian income tax when are related to: (i) a transaction carried out with a resident of Brazil and/or (ii) any disposal of assets located in Brazil, according to Law No. 10,833, enacted on December 29, 2003. Although we believe that the notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we are unable to predict how the scope of Law No. 10,833 would be interpreted in the Brazilian courts.

     In the event that the notes are deemed to be located in Brazil and/or the transaction is carried out with a resident of Brazil, the capital gains recognized by the Non-Brazilian Noteholder from the sale, redemption or any other disposition of the notes will be subject to Brazilian income tax generally at a rate of 15% (25% can be applicable if the Non-Brazilian Noteholder is located in a tax haven - i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership – “Tax Haven Resident”).

     It is considered as capital gain any positive difference between the value paid for the notes on a sale, redemption or any other disposition and the principal amount of the notes.

     Interest Payments under the Notes. Interest income payable to the Non-Brazilian Noteholder is subject to withholding income tax at a rate of 15% unless: (i) the Non-Brazilian Noteholder is a Tax Haven Resident and the notes are redeemed, liquidated or converted prior to ninety six months, in which case the applicable rate is 25%; or (ii) a lower rate is provided for in an applicable tax treaty between Brazil and the other country where the beneficiary of the payment has its domicile.

     Conversion into ADRs. In case the notes are converted into ADRs, for operational purposes, such procedure will occur in two steps: (i) conversion of the principal amount of the notes into shares and (ii) conversion of such shares into ADRs.

     No income tax is applicable on the conversion of the notes into shares as far as the amount involved in such conversion is limited to the principal amount of the notes. Upon conversion of the shares into ADRs, (deposit of shares in exchange for ADRs), income tax on capital gains may be applicable at the general rate of 15% or 25% if the Non-Brazilian Noteholder is a Tax Haven Resident, if the acquisition cost of the shares (which is equivalent to the principal amount of the notes) is lower than (a) the average price per share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the acquisition cost and the average price of the shares calculated as above will be considered to be a capital gain.

     Conversion with Delivery of Cash. In the event the notes are liquidated with delivery of cash, any amount that exceeds the principal amount of the notes will be treated as interest payment, subject to the same income tax rules applicable to regular interest payments.

     Other Tax Considerations. Generally, funds transfers in connection with financial transactions in Brazil are subject to the Tax on Bank Accounts (“CPMF”), which is levied at a rate of 0.38% on any bank account withdrawals. The CPMF expires on December 31, 2007, although the Brazilian federal government may extend it or transform the CPMF into a permanent tax.

     Conversions into Brazilian currency of proceeds in foreign currency or vice versa are subject to taxation of the Tax on Foreign Exchange Transactions (“IOF/Câmbio”). Except in limited cases, the IOF/Câmbio is 0%, although the Brazilian federal government may increase such rate up to 25%, but only with respect to future transactions.

     The Tax on Bonds and Securities Transactions (“IOF/Títulos”) may be imposed on any transactions involving bonds and securities. The rate of IOF/Títulos with respect to transactions of the notes in periods longer than 30 days is currently zero, although the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

     Generally, there is no Brazilian inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by Non Brazilian Noteholder to individuals or entities domiciled or residing within such Brazilian states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by the Non Brazilian Noteholder.

Taxation of the ADSs and Preferred Shares

     The following discussion summarizes certain Brazilian income tax considerations of acquiring, holding and disposing of our shares or ADSs. This summary is based on laws and regulations now in effect in Brazil, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the shares or the ADSs.

     The following discussion is a general description of certain Brazilian tax aspects for an individual, entity, trust or organization resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”) regarding the acquisition, ownership and disposition of common shares or ADSs.

     Dividends. Dividends paid by a Brazilian corporation, such as ourselves, including stock dividends, paid to a Non-Brazilian Holder of shares or ADSs, are currently not subject to withholding income tax in Brazil to the extent that such amounts are related to profits generated as of January 1, 1996.

     Interest Attributable to Stockholders' Equity. Law No. 9,249, dated December 26, 1995, as amended, permits a Brazilian corporation, such as us, to make distributions to shareholders of interest on net equity and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax, and social contribution on profits, as far as the limits described below are observed. For tax purposes this interest is limited to the daily pro rata variation of the Brazilian long-term interest rate, or TJLP, as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

  50% of net income (after social contribution on profits and before the provision for corporate income tax and the amounts attributable to shareholders as net interest on equity) related to the period in respect of which the payment is made; and
  50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

     Payment of interest to a Non-Brazilian Holder is subject to withholding income tax at the rate of 15%, or 25% in case the Non-Brazilian Holder is a Tax-Haven Resident.

     Gains on Shares. According to Law No. 10,833, the gains related to disposition or sale of assets located in Brazil, such as the shares, are subject to income tax in Brazil, regardless of whether the sale or the disposition is made by the Non-Brazilian Holder to a resident or person domiciled in Brazil or not.

     For purposes of taxation of gains earned in a sale or disposition of shares, carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

  are exempt from income tax when assessed by a Non-Brazilian Holder that is registered under Resolution No. 2,689 of January 26, 2000, of the National Monetary Council (“2,689 Holder”) and is not a Tax Haven Resident; and
  are subject to income tax at a rate of 15% in any other case, including gains assessed by a Non-Brazilian Holder that (i) is not a 2,689 Holder, or (ii) is a 2,689 Holder but is a Tax Haven Resident. In these cases, a withholding income tax of 0.005% shall be applicable and can be offset with the eventual income tax due on the capital gain.

     Any other gains assessed on the disposition of the shares that are not carried out on the Brazilian stock exchange are subject to income tax a rate of 15%, except for Tax Haven Resident which, in this case, is subject to income tax at a rate of 25%. In case these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0,005% shall also be applicable and can be offset with the eventual income tax due on the capital gain.

     In the case of redemption of securities or capital reduction by a Brazilian corporation, such as ourselves, the positive difference in reais between the amount effectively received by the Non-Brazilian Holder and the corresponding acquisition cost is treated, for tax purposes, as capital gain derived from sale or exchange of shares not carried out on a Brazilian stock exchange market, and is therefore subject to income tax at the rate of 15% or 25% (in case of Tax-Haven Holder), as the case may be.

     Any exercise of preemptive rights relating to the shares will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to shares will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of shares.

     Gains on ADRs. As prior mentioned, generally, capital gains assessed by Non-Brazilian Holder are subject to Brazilian income tax when are related to: (i) a transaction carried out with a resident of Brazil and/or (ii) any disposal of assets located in Brazil, according to Law No. 10,833. Although we believe that the ADRs would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we are unable to predict how the scope of Law No. 10,833 would be interpreted in the Brazilian courts.

     In the event that the ADRs are deemed to be located in Brazil and/or the transaction is carried out with a resident of Brazil, the capital gains recognized by the Non-Brazilian Holder from the disposition of the ADRs may be subject to income tax in Brazil according to the rules described below for ADRs or the tax rules applicable to shares, when it is the case.

     The deposit of shares in exchange for ADRs by a Non-Brazilian Holder may be subject to Brazilian income tax on capital gains at the rate of 15%, or 25% in the case of Tax-Haven Holder, if the acquisition cost of the shares is lower than (a) the average price per share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the acquisition cost and the average price of the shares calculated as above will be considered to be a capital gain.

     The withdrawal of ADRs in exchange for shares is not subject to Brazilian tax as far as the regulatory rules are appropriately observed in respect to the registration of the investment before the Brazilian Central Bank.

     Any exercise of preemptive rights relating to the ADRs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to shares by the depositary on behalf of holders of ADRs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of shares.

     Other Tax Considerations. Generally, funds transfers in connection with financial transactions in Brazil are subject to the Tax on Bank Accounts (“CPMF”), which is levied at a rate of 0.38% on any bank account withdrawals. Note that there are some transactions involving shares which can be subject to CPMF at a rate of zero. When applicable, the CPMF Tax must be withheld from the amounts transferred from such account and must be collected in favor of the Brazilian government by the financial institution that carries out the relevant financial transaction. The CPMF expires on December 31, 2007, although the Brazilian federal government may extend it or transform the CPMF into a permanent tax.

     Conversions into Brazilian currency of proceeds in foreign currency or vice versa are subject to taxation of the IOF/Câmbio. Except in limited cases, the IOF/Câmbio is 0%, although the Brazilian federal government may increase such rate up to 25%, but only with respect to future transactions.

The IOF/Títulos may be imposed on any transactions involving bonds and securities. The rate of IOF/Títulos with respect to shares is currently zero, although the executive branch may increase such rate up to 1,5% per day, but only with respect to future transactions.

     Generally, there is no Brazilian inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the shares or ADRs, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by Non Brazilian Holder to individuals or entities domiciled or residing within such Brazilian states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

UNDERWRITER

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. Incorporated, as underwriter, has agreed to purchase, and we have agreed to sell to it, US$100,000,000 principal amount of notes.

     The underwriter is offering the notes subject to its acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the notes offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the notes offered by this prospectus if any of such notes are taken. However, the underwriter is not required to take or pay for the notes covered by the underwriter’s over-allotment option described below.

     The underwriter initially proposes to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriter.

     We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $15 million aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus. If the underwriter’s option is exercised in full, the total price to the public would be US$                    , the total underwriter’s discounts and commissions would be US$                    and total proceeds to us would be US$                    . Except as otherwise described in this prospectus, there is no tax, duty, levy, impost, deduction, charge or withholding imposed on or, to our knowledge, pending or proposed to, by Brazil or any political subdivision or taxing authority thereof or therein or any federation or organization or similar entity of which Brazil is a member, the underwriter in the capacity of taxpayer, on any payment of commissions to be made by us to the underwriter, except for the Brazilian withholding income tax at a rate of up to 25% and the tax on services that will be borne by us.

     The following table shows the per note and total underwriting discounts and commissions to be paid by us assuming no exercise and full exercise of the over-allotment option.

Underwriting Discounts and Commissions Paid by Us	No Exercise	Full Exercise

Per $1,000 principal amount of notes	$	$
Total	$	$

     The notes are a new issue of securities with no established trading market. The underwriter has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes. The ADSs trade on the NYSE under the symbol “GOL.” The preferred shares trade on the BOVESPA under the symbol “GOLL4.”

We, our directors and executive officers, Aeropar Participações S.A. and Fundo de Investimento em

Participações Asas have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, we or they will not, during the period ending 90 days (or 180 days in the case of Aeropar Participações S.A. and Fundo de Investimento em Participações Asas) after the date of this prospectus:

  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our ADSs or preferred shares or any securities convertible into or exercisable or exchangeable for our ADSs or preferred shares;

  file any registration statement with the SEC or the CVM relating to the offering of any of our ADSs or preferred shares or any securities convertible into or exercisable or exchangeable for our ADSs or preferred shares; or
  enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of our ADSs or preferred shares whether any transaction described above is to be settled by delivery of our ADSs or preferred shares or such other securities, in cash or otherwise.

The restrictions described in the previous paragraph do not apply to:

  the sale of the notes to the underwriter and the issuance of ADSs or preferred shares upon conversion of the notes;
  the concurrent offering and sale of up to 14,375,000 preferred shares (in the form of ADSs or preferred shares) by us and Fundo de Investimento em Participações Asas, the selling shareholder;
  the concurrent offering and sale of real-denominated convertible debentures in Brazil, the aggregate principal amount of which, together with the notes, shall not exceed US$115 million, and the issuance of preferred shares upon conversion of such convertible debentures;
  the issuance by us of our ADSs or preferred shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriter has been advised in writing; or
  transactions by any person other than us relating to our ADSs or preferred shares or other securities acquired in open market transactions after the completion of the offering of the notes.

     In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, the notes in the open market. Finally, the underwriter may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

     In relation to each Member State of the European Economic Area (the European Union plus Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

     (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     The underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

     From time to time, the underwriter has provided, and may continue to provide, investment banking and commercial banking services to us. The underwriter and one of its affiliates are acting as underwriters in connection with the concurrent offering of ADSs and preferred shares, and an affiliate of the underwriter is acting as an underwriter in connection with the concurrent offering of real-denominated convertible debentures in Brazil.

     We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering of notes will be as follows:

Amount
Expenses	(in US$)

Securities and Exchange Commission registration fee	12,305
NYSE listing fee
NASD Inc. filing fee	12,000
Brazilian fees, including CVM fee
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs

Total	US$

     All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NASD Inc. filing fee and the Brazilian fees.

     The total underwriting discounts and commissions that we are required to pay will be US$                    or                     % of the gross proceeds of the offering.

VALIDITY OF SECURITIES

     The validity of the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York and for the underwriter by Davis Polk & Wardwell, New York, New York. The validity of the notes and other matters governed by Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil. Certain matters of Brazilian law will be passed upon for the underwriter by Souza, Cescon, Avedissian, Barrieu & Flesch Advogados, São Paulo, Brazil.

EXPERTS

     Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2005 and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management's assessment are incorporated by reference in reliance on Ernst & Young Auditores Independentes S.S.'s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

     We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act. Accordingly, we are required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago Illinois 60661, and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W.,

Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

     As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we furnish our shareholders with annual reports containing financial statements audited by our independent auditors and make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We file quarterly financial statements with the Commission within two months of the end of the first three quarters of our fiscal year, and we file annual reports on Form 20-F within the time period required by the Commission, which is currently six months from December 31, the end of our fiscal year.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference the documents listed below that we have submitted to the SEC:

  Annual Report on Form 20-F for the year ended December 31, 2005 (as amended); and
  Our Reports on Form 6-K dated March 28, 2006, April 18, 2006 April 19, 2006, April 21, 2006, April 25, 2006 (U.S. GAAP financial statements) and April 27, 2006 (Board minutes).

     We incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference (1) after the date of this registration statement and before its effectiveness and (2) until this offering has been terminated.

     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

     Gol Linhas Aéreas Inteligentes S.A., Rua Tamoios 246, Jardim Aeroporto, 04630-000 São Paulo, SP, Brazil, Attn: Investor Relations, Telephone (55 11) 5033 4224.

     We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

     We are incorporated under the laws of Brazil. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Brazil. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by our Brazilian counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against us, or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Superior Court. That confirmation will occur if the foreign judgment:

  fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, is issued by a competent court after proper service of process is made in accordance with Brazilian law, is not subject to appeal,
  is for the payment of a sum certain,
  is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and is not contrary to Brazilian national sovereignty, public policy or public morality.

     We cannot assure you that the confirmation process described above will be conducted in a timely manner or that Brazilian courts would enforce a monetary judgment for violation of the United States securities laws with respect to the notes represented thereby.

We have been further advised by our Brazilian counsel that:

  original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the advisors named in this prospectus; and
  the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours is limited by provisions of Brazilian law.

     A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Superior Court.

[Inside Back Cover Art: Graphic (center): Photo collage including pictures of Gol aircraft, personnel, and facilities]

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers. The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 9. Exhibits

     (a) The following documents are filed as part of this Registration Statement:

1.1(1)	Form of Underwriting Agreement.
3.1(2)	By-laws of the Registrant (English translation).
4.1(1)	Form of Indenture between Gol Linhas Aéreas Inteligentes S.A., and , a trustee.
4.2(1)	Form of Note (included in Exhibit 4.1).
4.3(2)
Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.

4.4(2)	Shareholders’ Agreement among Comporte Participações S.A., Aeropar Participações S.A., BSSF Air Holdings LLC and the Registrant.
4.5(2)
Subscription and Option Agreement, dated January 20, 2003, by and among Áurea Administração e Participações S.A., BSSF Air Holdings Ltd., BSSF II Holdings Ltda. and Gol Transportes Aéreos S.A., and addendum.

5.1(1)	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the notes.
8.1(1)	Form of Opinion of Shearman & Sterling LLP, as to tax matters.
8.2(1)	Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.
10.1(2)	Agreement, dated as of January 1, 2002, between the Registrant and Petrobras Distribuidora S.A., including Amendment No. 1, dated as of May 1, 2002.
10.2(1)	Navitaire Hosted Services Agreement, dated May 1, 2004, between NAVITAIRE Inc. and Gol Transportes Aéreos S.A., including amendments thereto.
10.3(2)	Aircraft Purchase Agreement, dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.4(3)	Amendment to Aircraft Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.5(3)	Supplemental Agreement No. 1 dated July 16, 2004 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.6(3)	Supplemental Agreement No. 2 dated January 20, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.7(3)	Supplemental Agreement No. 3 dated March 7, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.8(3)	Supplemental Agreement No. 4 dated March 24, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.9(4)	Supplemental Agreement No. 5 dated July 25, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.10(4)	Supplemental Agreement No. 6 dated August 26, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.11(4)	Supplemental Agreement No. 7 dated October 18, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.12(4)	Supplemental Agreement No. 8 dated February 19, 2006 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.13(4)	Supplemental Agreement No. 9 dated March 6, 2006 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.

10.14(5)	Indenture among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A., dated April 5, 2006.
23.1	Consent of Ernst & Young Auditores Independentes S.S.
23.2(1)	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 5.1).
23.3(1)	Consent of Shearman & Sterling LLP, U.S. legal counsel of the Registrant (included in Exhibit 8.1).
23.4	Consent of Pesquisas Inteligentes.
24.1	Powers of Attorney (included on signature page to the Registration Statement).
99.1(2)	Concession Agreement, dated as of January 3, 2001, between Gol Transportes Aéreos S.A. and the Federal Union, represented by the Comando da Aeronáutica, through the Departamento de Aviação Civil.

(1) To be filed by amendment.
(2) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed June 1, 2004, as amended on June 17, 2004 and June 23, 2004, File No. 333-116054.

(3) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed March 25, 2005, as amended on April 8, 2005 and April 26, 20054, File No. 333-123625.

(3) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed March 25, 2005, as amended on April 8, 2005 and April 26, 20054, File No. 333-123625.

(4) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 20-F for the year ended December 31, 2005.
(5) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-3, filed on the date hereof, File No.333- .

(b) Financial Statement Schedules

     None.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

     (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, São Paulo, Brazil, on May 16, 2006.

GOL LINHAS AÉREAS INTELIGENTES S.A.

By:	/s/ Constantino de Oliveira Junior

Name: Constantino de Oliveira Junior
Title: President, Chief Executive Officer

By:	/s/ Richard F. Lark, Jr.

Name: Richard F. Lark, Jr.
Title: Executive Vice President—Finance, Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Constantino de Oliveira Junior, Constantino de Oliveira, Henrique Constantino, Joaquim Constantino Neto, Ricardo Constantino and Richard F. Lark, Jr., and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 16, 2006 in the capacities indicated:

Name	Title

/s/ Constantino de Oliveira Junior	President and Chief Executive Officer

Constantino de Oliveira Junior

/s/ Constantino de Oliveira	Chairman of the Board of Directors

Constantino de Oliveira

/s/ Henrique Constantino	Director

Henrique Constantino

/s/ Joaquim Constantino Neto	Director

Joaquim Constantino Neto

/s/ Ricardo Constantino	Director

Ricardo Constantino

/s/ Alvaro de Souza	Director

Alvaro de Souza

/s/ Antonio Kandir	Director

Antonio Kandir

/s/ Luiz Kaufmann	Director

Luiz Kaufmann

/s/ Richard F. Lark, Jr.	Executive Vice President—Finance and Chief Financial Officer and Principal Accounting Officer

Richard F. Lark, Jr.

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi
Authorized Signatory

EXHIBIT INDEX

1.1(1)	Form of Underwriting Agreement.
3.1(2)	By-laws of the Registrant (English translation).
4.1(1)	Form of Indenture between Gol Linhas Aéreas Inteligentes S.A., and , a trustee.
4.2(1)	Form of Note (included in Exhibit 4.1).
4.3(2)
Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.

4.4(2)	Shareholders’ Agreement among Comporte Participações S.A., Aeropar Participações S.A., BSSF Air Holdings LLC and the Registrant.
4.5(2)
Subscription and Option Agreement, dated January 20, 2003, by and among Áurea Administração e Participações S.A., BSSF Air Holdings Ltd., BSSF II Holdings Ltda. and Gol Transportes Aéreos S.A., and addendum.

5.1(1)	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the notes.
8.1(1)	Form of Opinion of Shearman & Sterling LLP, as to tax matters.
8.2(1)	Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.
10.1(2)	Agreement, dated as of January 1, 2002, between the Registrant and Petrobras Distribuidora S.A., including Amendment No. 1, dated as of May 1, 2002.
10.2(1)	Navitaire Hosted Services Agreement, dated May 1, 2004, between NAVITAIRE Inc. and Gol Transportes Aéreos S.A., including amendments thereto.
10.3(2)	Aircraft Purchase Agreement, dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.4(3)	Amendment to Aircraft Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.5(3)	Supplemental Agreement No. 1 dated July 16, 2004 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.6(3)	Supplemental Agreement No. 2 dated January 20, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.7(3)	Supplemental Agreement No. 3 dated March 7, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.8(3)	Supplemental Agreement No. 4 dated March 24, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.9(4)	Supplemental Agreement No. 5 dated July 25, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.10(4)	Supplemental Agreement No. 6 dated August 26, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.11(4)	Supplemental Agreement No. 7 dated October 18, 2005 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.12(4)	Supplemental Agreement No. 8 dated February 19, 2006 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.13(4)	Supplemental Agreement No. 9 dated March 6, 2006 to Purchase Agreement dated as of May 17, 2004 between Gol Transportes Aéreos S.A. and The Boeing Company.
10.14(5)	Indenture among Gol Finance, Gol Linhas Aéreas Inteligentes S.A., Gol Transportes Aéreos S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A., dated April 5, 2006.
23.1	Consent of Ernst & Young Auditores Independentes S.S.
23.2(1)	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 5.1).
23.3(1)	Consent of Shearman & Sterling LLP, U.S. legal counsel of the Registrant (included in Exhibit 8.1).
23.4	Consent of Pesquisas Inteligentes.
24.1	Powers of Attorney (included on signature page to the Registration Statement).
99.1(2)	Concession Agreement, dated as of January 3, 2001, between Gol Transportes Aéreos S.A. and the Federal Union, represented by the Comando da Aeronáutica, through the Departamento de Aviação Civil.

(1) To be filed by amendment.
(2) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed June 1, 2004, as amended on June 17, 2004 and June 23, 2004, File No. 333-116054.

(3) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed March 25, 2005, as amended on April 8, 2005 and April 26, 20054, File No. 333-123625.

(4) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 20-F for the year ended December 31, 2005.
(5) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-3, filed on the date hereof, File No.333- .